Exhibit 10.1

Published CUSIP Numbers:  25674QAD6
25674QAE4

Execution Copy

$750,000,000

CREDIT AGREEMENT

Dated as of June 6, 2012

among

DOLLAR TREE STORES, INC.

as Borrower,

DOLLAR TREE, INC.,

as the Parent,

THE PARENT AND CERTAIN OF THE DOMESTIC SUBSIDIARIES

OF THE PARENT FROM TIME TO TIME PARTIES HERETO,

as Guarantors,

THE LENDERS PARTIES HERETO,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Administrative Agent

JPMORGAN CHASE BANK, N.A. and U.S. BANK NATIONAL ASSOCIATION,

as Co-Syndication Agents

and

BANK OF AMERICA, N.A., PNC BANK, NATIONAL ASSOCIATION

and ROYAL BANK OF CANADA,

as Co-Documentation Agents

WELLS FARGO SECURITIES, LLC, J.P. MORGAN SECURITIES LLC and
U.S. BANK NATIONAL ASSOCIATION
as Joint Lead Arrangers and Joint Bookrunners

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TABLE OF CONTENTS
(continued)
		Page

Section 10.1	The Guaranty	102

Section 10.2	Bankruptcy	102

Section 10.3	Nature of Liability	103

Section 10.4	Independent Obligation	103

Section 10.5	Authorization	103

Section 10.6	Reliance	104

Section 10.7	Waiver	104

Section 10.8	Limitation on Enforcement	105

Section 10.9	Confirmation of Payment	105

Schedules

Schedule 1.1(a)	Account Designation Letter
Schedule 1.1(b)	Investments
Schedule 1.1(c)	Liens
Schedule 1.1(d)	Existing Letters of Credit
Schedule 2.1(a)	Lenders and Commitments
Schedule 2.1(b)(i)	Form of Notice of Borrowing
Schedule 2.1(d)	Form of Revolving Note
Schedule 2.1(h)	Form of Swingline Note
Schedule 2.9	Form of Notice of Conversion/Extension
Schedule 3.12	Subsidiaries
Schedule 4.1(b)	Form of Secretary's Certificate
Schedule 4.1(g)	Form of Solvency Certificate
Schedule 5.12	Form of Joinder Agreement
Schedule 6.1(b)	Indebtedness
Schedule 9.2	Lenders' Lending Offices
Schedule 9.6(c)	Form of Assignment and Assumption

v

CREDIT AGREEMENT, dated as of June 6, 2012, among DOLLAR TREE STORES, INC., a Virginia corporation (the “Borrower”), DOLLAR TREE, INC., a Virginia corporation (the “Parent”), each Domestic Subsidiary of the Parent identified as a “Guarantor” on the signature pages hereto and such other Domestic Subsidiaries of the Parent as may from time to time become a party hereto (collectively, the “Subsidiary Guarantors” and, together with the Parent, collectively the “Guarantors”), the several banks and other financial institutions as may from time to time become parties to this Agreement (collectively, the “Lenders”; and individually, a “Lender”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent” or the “Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Lenders make loans and other financial accommodations to the Borrower as more particularly described herein;

WHEREAS, the Lenders have agreed to make such loans and other financial accommodations to the Borrower on the terms and conditions contained herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Defined Terms.

As used in this Agreement, terms defined in the preamble to this Agreement have the meanings therein indicated, and the following terms have the following meanings:

“ABR Swingline Loans” shall mean Swingline Loans that bear interest at an interest rate based on the Alternate Base Rate.

“Account Designation Letter” shall mean the Notice of Account Designation Letter dated the Closing Date from the Borrower to the Administrative Agent substantially in the form attached hereto as Schedule 1.1(a).

“Additional Commitment Lender” shall have the meaning set forth in Section 2.22(d).

“Additional Credit Party” shall mean each Person that becomes a Guarantor by execution of a Joinder Agreement in accordance with Section 5.12.

“Adjusted Leverage Ratio” shall mean, with respect to the Parent and its Subsidiaries on a consolidated basis for the twelve month period ending on the last day of any fiscal quarter, the ratio of (a) the sum of (i) Total Debt calculated on the last day of such period plus (ii) Consolidated Rental Expense for such period multiplied by six (6) to (b) Consolidated EBITDAR for such period.

“Administrative Agent” shall have the meaning set forth in the first paragraph of this Agreement and any successors in such capacity.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” shall mean as to any Person, any other Person (excluding any Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, a Person shall be deemed to be “controlled by” a Person if such Person possesses, directly or indirectly, power either (a) to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agreement” shall mean this Credit Agreement, as amended, modified or supplemented from time to time in accordance with its terms.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Index Rate in effect on such day plus 1%.  For purposes hereof: “Prime Rate” shall mean, at any time, the rate of interest per annum publicly announced from time to time by Wells Fargo at its principal office in Charlotte, North Carolina as its prime rate.  Each change in the Prime Rate shall be effective as of the opening of business on the day such change in the Prime Rate occurs.  The parties hereto acknowledge that the rate announced publicly by Wells Fargo as its Prime Rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks; and “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published on the next succeeding Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.  If for any reason the Administrative Agent shall have determined (which determination shall be conclusive in the absence of manifest error) that it is unable to ascertain the Federal Funds Effective Rate, for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist.  Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the opening of business on the date of such change.

“Alternate Base Rate Loans” shall mean Revolving Loans that bear interest at an interest rate based on the Alternate Base Rate.

“Anti-Terrorism Order” shall mean that certain Executive Order 13224 signed into law on September 23, 2001.

“Applicable Margin” shall mean, for any day, the rate per annum set forth below opposite the applicable Level then in effect based on the Pricing Grid Leverage Ratio, it being understood that the Applicable Margin for (i) Revolving Loans which are Alternate Base Rate Loans and ABR Swingline Loans shall be the percentage set forth under the column “Alternate Base Rate Margin for Revolving Loans and ABR Swingline Loans”, (ii) Revolving Loans which are LIBOR Rate Loans, Index Rate Loans, Index Rate Swingline Loans and Standby Letter of Credit Fees shall be the percentage set forth under the column “LIBOR Rate Margin for Revolving Loans, Index Rate Swingline Loans and Standby Letter of Credit Fees”, (iii) the Trade Letter of Credit Fees shall be the percentage set forth under the column “Trade Letter of Credit Fees” and (iv) the Facility Fee shall be the percentage set forth under the column “Facility Fee”:

Level	Pricing Grid Leverage Ratio	Alternate Base Rate Margin for Revolving Loans and ABR Swingline Loans	LIBOR Rate Margin for Revolving Loans, Index Rate Swingline Loans and Standby Letter of Credit Fees	Trade Letter of Credit Fees	Facility Fee
I	< 1.00 to 1.0	0.000%	0.900%	0.400%	0.100%
II	≥ 1.00 to 1.0 but < 1.25 to 1.0	0.125%	1.125%	0.500%	0.125%
III	≥ 1.25 to 1.0 but < 1.50 to 1.0	0.325%	1.325%	0.600%	0.175%
IV	> 1.50 to 1.0	0.550%	1.550%	0.700%	0.200%

The Applicable Margin shall, in each case, be determined and adjusted quarterly on the date five (5) Business Days after the date on which the Parent is required to provide to the Administrative Agent the quarterly financial information and certifications in accordance with the provisions of Sections 5.1(a) and (b) and 5.2(c) (each an “Interest Determination Date”).  Such Applicable Margin shall be effective from such Interest Determination Date until the next such Interest Determination Date.  The initial Applicable Margins shall be based on Level I until the first Interest Determination Date occurring after the Closing Date.  After the Closing Date, if the Parent shall fail to provide the quarterly financial information and certifications in accordance with the provisions of Sections 5.1(a) and (b) and 5.2(c), the Applicable Margin from such Interest Determination Date shall, on the date five (5) Business Days after the date by which the Parent was so required to provide such financial information and certifications to the Administrative Agent and the Lenders, be based on Level IV until such time as such information and certifications are provided, whereupon the Level shall be determined by the then current Pricing Grid Leverage Ratio.  In the event that any financial statement or certification delivered pursuant to Sections 5.1 or 5.2 is shown to be inaccurate (so long as such inaccuracy is discovered earlier than the date that is one (1) year following the termination of this Agreement and the Commitments hereunder), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, the Borrower shall immediately (a) deliver to the Administrative Agent a corrected compliance certificate for such Applicable Period, (b) determine the Applicable Margin for such Applicable Period based upon the corrected compliance certificate, and (c) immediately pay to the Administrative Agent for the benefit of the Lenders the accrued additional interest and other fees owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly distributed by the Administrative Agent to the Lenders entitled thereto.  It is acknowledged and agreed that nothing contained herein shall limit the rights of the Administrative Agent and the Lenders under the Credit Documents, including their rights under Sections 2.8 and 7.1.

“Applicable Percentage” shall mean, with respect to any Lender, the percentage of the total Revolving Commitments represented by such Lender’s Revolving Commitment.  If the Revolving Commitments have terminated or expired, the Applicable Percentage shall be determined based on the Revolving Commitments most recently in effect, giving effect to any assignments.

“Approved Fund” shall mean any Fund that is administered, managed or underwritten by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” shall mean Wells Fargo Securities, LLC, J.P. Morgan Securities LLC and U.S. Bank National Association.

“Assignment and Assumption” shall mean an Assignment and Assumption, substantially in the form of Schedule 9.6(c) hereto.

“Bankruptcy Code” shall mean the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Basel III” shall mean the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the Closing Date.

“Borrower” shall have the meaning set forth in the first paragraph of this Agreement.

“Borrowing Date” shall mean, in respect of any Loan, the date such Loan is made.

“Business” shall have the meaning set forth in Section 3.10.

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina, New York, New York or Norfolk, Virginia are authorized or required by law to close; provided, however, that when used in connection with a rate determination, borrowing or payment in respect of a LIBOR Rate Loan, Index Rate Loan or an Index Rate Swingline Loan, the term “Business Day” shall also exclude any day on which banks in London, England are not open for dealings in Dollar deposits in the London interbank market.

“Capital Lease” shall mean any lease of property, real or personal, the obligations with respect to which are required to be capitalized on a balance sheet of the lessee in accordance with GAAP.

“Capital Lease Obligations” shall mean the capitalized lease obligations relating to a Capital Lease determined in accordance with GAAP.

“Capital Stock” shall mean (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Collateralize” shall mean to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Lender or Swingline Lender (as applicable) and the Lenders, as collateral for LOC Obligations, obligations in respect of Swingline Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the Issuing Lender or Swingline Lender benefiting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the Issuing Lender or the Swingline Lender.  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” shall mean (i) securities issued directly or fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition (“Government Obligations”), (ii) U.S. dollar denominated (or foreign currency fully hedged) time deposits, certificates of deposit, eurodollar time deposits and eurodollar certificates of deposit of (y) any domestic commercial bank of recognized standing having capital and surplus in excess of $250,000,000 or (z) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than one year from the date of acquisition, (iii) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any commercial paper or variable rate notes issued by, or guaranteed by any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within nine months of the date of acquisition, (iv) repurchase agreements with a bank or trust company (including a Lender) or a recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America, (v) obligations of any state of the United States or any political subdivision thereof rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s having maturities of not more than one year or having a “put” feature of less than one year, and (vi) auction preferred stock rated in the highest short-term credit rating category by S&P or Moody’s.

                “Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” shall mean (a) any Person or two or more Persons acting in concert shall have acquired “beneficial ownership,” directly or indirectly, of, or shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of, control over, Voting Stock of the Parent (or other securities convertible into such Voting Stock) representing 35% or more of the combined voting power of all Voting Stock of the Parent, (b) during any period of up to 25 consecutive months, commencing after the Closing Date, individuals who at the beginning of such 25 month period were directors of the Parent (together with any new director whose election by the Parent’s Board of Directors or whose nomination for election by the Parent’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors of the Parent then in office or (c) the Parent shall fail to own all of the Capital Stock of the other Credit Parties.  As used herein, “beneficial ownership” shall have the meaning provided in Rule 13d-3 of the Securities and Exchange Commission under the Securities Act of 1934.

“Closing Date” shall mean the date of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” shall mean the Revolving Commitment, the LOC Commitment and the Swingline Commitment, individually or collectively, as appropriate.

“Commitment Percentage” shall mean the Revolving Commitment Percentage and/or the LOC Commitment Percentage, as appropriate.

“Commitment Period” shall mean the period from and including the Closing Date to but not including the Maturity Date.

“Committed Funded Exposure” shall mean, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Loans, LOC Obligations and Participation Interests at such time.

“Commonly Controlled Entity” shall mean an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414 of the Code.

“Consolidated Assets” shall mean, as of any date of determination, the consolidated assets of the Credit Parties and their Subsidiaries at such date, as determined in accordance with GAAP.

“Consolidated EBITDA” shall mean, for any period, the sum of (i) Consolidated Net Income for such period, plus (ii) an amount which, in the determination of Consolidated Net Income for such period, has been deducted for (A) Consolidated Interest Expense, (B) total federal, state, local and foreign income taxes and (C) depreciation, amortization expense and other non-cash charges, minus (iii) extraordinary gains of the Parent and its Subsidiaries for such period.  Except as otherwise provided herein, the applicable period shall be for the four consecutive quarters ending as of the date of computation.

“Consolidated EBITDAR” shall mean, for any period, the sum of (a) Consolidated EBITDA for such period plus (b) Consolidated Rental Expense for such period.

“Consolidated Fixed Charges” shall mean, for any period, the sum of (i) Consolidated Interest Expense for such period plus (ii) Consolidated Rental Expense for such period of the Parent and its Subsidiaries on a consolidated basis determined in accordance with GAAP, applied on a consistent basis.  The applicable period shall be for the four consecutive quarters ending as of the date of computation.

“Consolidated Interest Expense” shall mean, for any period, all interest expense (net of interest income) of the Parent and its Subsidiaries, including the interest component under Capital Leases, as determined in accordance with GAAP.  Except as otherwise provided herein, the applicable period shall be for the four consecutive quarters ending as of the date of computation.

“Consolidated Net Income” shall mean, for any period, net income (excluding extraordinary items) after taxes for such period of the Parent and its Subsidiaries on a consolidated basis, as determined in accordance with GAAP.  Except as otherwise provided herein, the applicable period shall be for the four consecutive quarters ending as of the date of computation.

“Consolidated Net Worth” shall mean total shareholders’ equity (or its equivalent) of the Parent and its Subsidiaries on a consolidated basis, determined in accordance with GAAP applied on a consistent basis.

“Consolidated Rental Expense” shall mean, for any applicable period of computation, the sum of all real property rental expense of the Parent and its Subsidiaries on a consolidated basis for such period, determined in accordance with GAAP.

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

 “Credit Documents” shall mean this Agreement, each of the Notes, any Joinder Agreement, the Letters of Credit and the LOC Documents.

“Credit Party” shall mean any of the Borrower or the Guarantors.

“Credit Party Obligations” shall mean, without duplication, (i) all of the obligations of the Credit Parties to the Lenders (including the Issuing Lenders) and the Administrative Agent, whenever arising, under this Agreement, the Notes or any of the other Credit Documents (including, but not limited to, any interest accruing after the occurrence of a filing of a petition of bankruptcy under the Bankruptcy Code with respect to any Credit Party, regardless of whether such interest is an allowed claim under the Bankruptcy Code) and (ii) all liabilities and obligations, whenever arising, owing from any Credit Party to any Lender, or any Affiliate of a Lender, arising under any Hedging Agreement.

“Debt” shall mean, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to assets purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of assets or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (e) the principal portion of all obligations of such Person under Capital Leases, (f) the maximum amount of all standby letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (g) all preferred Capital Stock issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration, (h) the principal balance outstanding under any synthetic lease, tax retention operating lease, accounts receivable securitization program, off-balance sheet loan or similar off-balance sheet financing product, (i) all Debt of others of the type referred to in clauses (a) through (h) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (j) all Guaranty Obligations of such Person with respect to Debt of the type referred to in clauses (a) through (h) above of another Person and (k) Debt of the type referred to in clauses (a) through (h) above of any partnership or unincorporated joint venture in which such Person is legally obligated or has a reasonable expectation of being liable with respect thereto.

“Debtor Relief Laws” shall mean the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any of the events specified in Section 7.1, whether or not any requirement for the giving of notice or the lapse of time, or both, or any other condition, has been satisfied.

“Defaulting Lender” shall mean, subject to Section 2.25(b) any Lender that, (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Lender, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due,  (b) has notified the Borrower, the Administrative Agent or any Issuing Lender or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.25(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Lender, the Swingline Lender and each Lender.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Lending Office” shall mean, initially, the office of each Lender designated as such Lender’s Domestic Lending Office shown in its Administrative Questionnaire; and thereafter, such other office of such Lender as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office of such Lender at which Alternate Base Rate Loans and Index Rate Loans of such Lender are to be made.

“Domestic Subsidiary” shall mean any Subsidiary that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.

“Eligible Assignee” shall mean (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) in the case of any assignment of a Revolving Commitment, the Issuing Lender, and (iii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) any Defaulting Lender.

“Environmental Claim” shall mean, with respect to any Person, any written or oral notice, claim, demand or other communication (collectively, a “claim”) by any other Person alleging or asserting such Person’s liability for investigatory costs, cleanup costs, governmental response costs, damages to natural resources or other Property, personal injuries, fines or penalties arising out of, based on or resulting from (a) the presence, or release into the environment, of any Hazardous Material at any location, whether or not owned by such Person, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.  The term “Environmental Claim” shall include, without limitation, any claim by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence of Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

“Environmental Laws” shall mean any and all applicable foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirement of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time be in effect during the term of this Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which any Credit Party or any of its Subsidiaries is a member, (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 4l2(c)(l1) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which any Credit Party or any of its Subsidiaries is a member and (iii) which are under common control with any Credit Party or any of its Subsidiaries within the meaning of Section 4001(a)(14) of ERISA.

“ERISA Reorganization” shall mean, with respect to any Multiemployer Plan, the condition that such Plan is in reorganization within the meaning of such term as used in Section 4241 of ERISA.

“Eurodollar Reserve Percentage” shall mean for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Federal Reserve Board (or any successor) for determining the maximum reserve requirement (including without limitation any basic, supplemental or emergency reserves) in respect of Eurocurrency liabilities, as defined in Regulation D of such Board as in effect from time to time, or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

“Event of Default” shall mean any of the events specified in Section 7.1; provided, however, that any requirement for the giving of notice or the lapse of time, or both, or any other condition, has been satisfied.

“Excluded Disposition” shall mean the sale, transfer, or other disposition of (a) any motor vehicles or other equipment no longer used or useful in the business of the Parent or any of its Subsidiaries, (b) any inventory in the ordinary course of business and on ordinary business terms, (c) Permitted Investments described in clause (a) of the definition thereof and (d) “margin stock” within the meaning of Regulation U.

“Existing Credit Agreement” shall mean that certain Credit Agreement dated as of February 20, 2008, as amended, among the Borrower, the Guarantors party thereto, the lenders party thereto and Wells Fargo Bank, National Association (successor-by-merger to Wachovia Bank, National Association) as Administrative Agent.

“Existing Letter of Credit” shall mean each of the letters of credit described by applicant, date of issuance, letter of credit number, amount, beneficiary and the date of expiry on Schedule 1.1(d) hereto.

“Existing Maturity Date” shall have the meaning set forth in Section 2.22(a).

“Extension of Credit” shall mean, as to any Lender, the making of a Loan by such Lender or the issuance of, or participation in, a Letter of Credit or Swingline Loan by such Lender.

“Extension Request” shall have the meaning set forth in Section 2.22(a).

“Facility Fee” shall have the meaning set forth in Section 2.4(a).

“Federal Funds Effective Rate” shall have the meaning set forth in the definition of “Alternate Base Rate”.

“Fee Letters” shall mean (a) the Wells Fargo Fee Letter, (b) the letter agreement dated May 8, 2012, addressed to the Borrower from JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC and (c) the letter agreement dated May 8, 2012, addressed to the Borrower from U.S. Bank National Association, in each case as amended, modified, extended, restated, replaced, or supplemented from time to time.

“Fixed Charge Coverage Ratio” shall mean, with respect to the Parent and its Subsidiaries on a consolidated basis for the twelve month period ending on the last day of any fiscal quarter of the Parent, the ratio of (i) Consolidated EBITDAR to (ii) Consolidated Fixed Charges.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, (a) with respect to any Issuing Lender, such Defaulting Lender’s Applicable Percentage of the outstanding LOC Obligations with respect to Letters of Credit issued by such Issuing Lender other than LOC Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Applicable Percentage of outstanding Swingline Loans made by the Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fronting Fee” shall have the meaning set forth in Section 2.4(b).

“GAAP” shall mean generally accepted accounting principles in effect in the United States of America applied on a consistent basis, subject, however, in the case of determination of compliance with the financial covenants set out in Section 5.9 to the provisions of Section 1.3.

“Government Acts” shall have the meaning set forth in Section 2.18.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guarantor” shall mean any of the Parent, the Domestic Subsidiaries identified as a “Guarantor” on the signature pages hereto and the Additional Credit Parties which execute a Joinder Agreement, together with their successors and permitted assigns.

“Guaranty” shall mean the guaranty of the Guarantors set forth in Article X.

“Guaranty Obligations” shall mean, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (i) to purchase any such Indebtedness or any property constituting security therefor, (ii) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (iii) to lease or purchase assets, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (iv) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof.  The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

“Hazardous Material” shall mean, collectively, (a) any petroleum or petroleum products, flammable materials, explosives, radioactive materials, asbestos, urea formaldehyde foam insulation, and transformers or other equipment that contain polychlorinated biphenyls (“PCB’s”), (b) any chemicals or other materials or substances that are now or hereafter become defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “contaminants”, “pollutants” or words of similar import under any Environmental Law and (c) any other chemical or other material or substance, exposure to which is now or hereafter prohibited, limited or regulated under any Environmental Law.

“Hedging Agreements” shall mean, with respect to any Person, any agreement entered into to protect such Person against fluctuations in interest rates, or currency or raw materials values, including, without limitation, any interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more counterparties, any foreign currency exchange agreement, currency protection agreements, commodity purchase or option agreements or other interest or exchange rate hedging agreements.

“Indebtedness” shall mean, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to assets purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of assets or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (e) all obligations of such Person under take-or-pay or similar arrangements, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guaranty Obligations of such Person with respect to Indebtedness of another Person, (h) the principal portion of all obligations of such Person under Capital Leases, (i) all obligations of such Person under Hedging Agreements, (j) the maximum amount of all standby letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (k) all preferred Capital Stock issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration, (l) the principal balance outstanding under any synthetic lease, tax retention operating lease, accounts receivable securitization program, off-balance sheet loan or similar off-balance sheet financing product, and (m) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer.

“Index Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the London interbank offered rate for one (1) month Dollar deposits appearing on Reuters Screen LIBOR01 Page (or any successor page) at approximately 11:00 A.M. (London time), on such day, or if such day is not a Business Day, then the immediately preceding Business Day (or if not so reported, then as determined by the Administrative Agent from another recognized source or interbank quotation).

“Index Rate Loan” shall mean Revolving Loans the rate of interest applicable to which is based on the Index Rate.

“Index Rate Swingline Loan” shall mean Swingline Loans the rate of interest applicable to which is based on the Index Rate.

“Insolvency” shall mean, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of such term as used in Section 4245 of ERISA.

“Insolvent” shall mean being in a condition of Insolvency.

“Intellectual Property” shall have the meaning set forth in Section 3.16.

“Interest Payment Date” shall mean (a) as to any Alternate Base Rate Loan, Index Rate Loan or any Swingline Loan, the last day of each March, June, September and December and on the applicable Maturity Date, (b) as to any LIBOR Rate Loan having an Interest Period of three months or less, the last day of such Interest Period, and (c) as to any LIBOR Rate Loan having an Interest Period longer than three months, the day which is three months after the first day of such Interest Period and the last day of such Interest Period.

“Interest Period” shall mean, with respect to any LIBOR Rate Loan,

(i)           initially, the period commencing on the Borrowing Date or conversion date, as the case may be, with respect to such LIBOR Rate Loan and ending (a) fourteen days or (b) one, two, three or six months thereafter, as selected by the Borrower in the Notice of Borrowing or Notice of Conversion given with respect thereto; and

(ii)           thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such LIBOR Rate Loan and ending (a) fourteen days or (b) one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

provided that the foregoing provisions are subject to the following:

(A)           if any Interest Period pertaining to a LIBOR Rate Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(B)           any Interest Period (other than a 14-day Interest Period) pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month;

(C)           if the Borrower shall fail to give notice as provided above, the Borrower shall be deemed to have selected an Alternate Base Rate Loan to replace the affected LIBOR Rate Loan;

(D)           no Interest Period shall extend beyond the Maturity Date; and

(E)           no more than six (6) LIBOR Rate Loans may be in effect at any time.  For purposes hereof, LIBOR Rate Loans with different Interest Periods shall be considered as separate LIBOR Rate Loans, even if they shall begin on the same date and have the same duration, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new LIBOR Rate Loan with a single Interest Period.

“Issuing Lender” shall mean, as the context may require, (a) with respect to any Existing Letter of Credit, Wells Fargo and (b) with respect to all other Letters of Credit, (i) Wells Fargo or (ii) such other Lender reasonably acceptable to the Administrative Agent selected by the Borrower (with the consent of such Lender) from time to time to issue a Letter of Credit.

“Issuing Lender Fees” shall have the meaning set forth in Section 2.4(c).

“Joinder Agreement” shall mean a Joinder Agreement substantially in the form of Schedule 5.12, executed and delivered by an Additional Credit Party in accordance with the provisions of Section 5.12.

“Lender” shall have the meaning set forth in the first paragraph of this Agreement.

“Letters of Credit” shall mean (a) any letter of credit issued by an Issuing Lender pursuant to the terms hereof, as such Letters of Credit may be amended, modified, extended, renewed or replaced from time to time in accordance with the terms of this Agreement and (b) any Existing Letter of Credit, in each case as such Letter of Credit may be amended, modified, extended, renewed or replaced from time to time in accordance with the terms of this Agreement.

“LIBOR” shall mean, for any LIBOR Rate Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period.  If, for any reason, such rate is not available, then “LIBOR” shall mean the rate per annum at which, as determined by the Administrative Agent, Dollars in an amount comparable to the Loans then requested are being offered to leading banks at approximately 11:00 A.M. London time, two (2) Business Days prior to the commencement of the applicable Interest Period for settlement in immediately available funds by leading banks in the London interbank market for a period equal to the Interest Period selected.  Notwithstanding the foregoing, for any LIBOR Rate Loan having an Interest Period of fourteen days, LIBOR shall be determined for such Loan as if such Loan had an Interest Period of one-month.

“LIBOR Lending Office” shall mean, initially, the office of each Lender designated as such Lender’s LIBOR Lending Office shown in its Administrative Questionnaire; and thereafter, such other office of such Lender as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office of such Lender at which the LIBOR Rate Loans of such Lender are to be made.

“LIBOR Rate” shall mean a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate	=	LIBOR
1.00 - Eurodollar Reserve Percentage

“LIBOR Rate Loan” shall mean Revolving Loans the rate of interest applicable to which is based on the LIBOR Rate.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Capital Lease having substantially the same economic effect as any of the foregoing).

“Loan” shall mean a Revolving Loan, or a portion of any Revolving Loan or a Swingline Loan, as applicable.

“LOC Commitment” shall mean the commitment of the Issuing Lender(s) to issue Letters of Credit and with respect to each Lender, the commitment of such Lender to purchase participation interests in the Letters of Credit up to such Lender’s LOC Committed Amount as specified in Schedule 2.1(a), as such amount may be reduced from time to time in accordance with the provisions hereof.

“LOC Commitment Percentage” shall mean, for each Lender, the percentage identified as its LOC Commitment Percentage on Schedule 2.1(a), as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 9.6(b).

“LOC Committed Amount” shall mean, collectively, the aggregate amount of all of the LOC Commitments of the Lenders to issue and participate in Letters of Credit as referenced in Section 2.3 and, individually, the amount of each Lender’s LOC Commitment as specified in Schedule 2.1(a).

“LOC Documents” shall mean, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (i) the rights and obligations of the parties concerned or (ii) any collateral security for such obligations.

“LOC Obligations” shall mean, at any time, the sum of (i) the maximum amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus (ii) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Lender(s) but not theretofore reimbursed.

“Mandatory Borrowing” shall have the meaning set forth in Section 2.3(e) or 2.1(f)(ii), as the context may require.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, condition (financial or otherwise), assets, liabilities or operations of the Parent and its Subsidiaries taken as a whole, which has caused or could reasonably be expected to cause the Consolidated Net Worth of the Parent and its Subsidiaries to decrease by ten percent (10%) or more from the then current Consolidated Net Worth of the Parent and its Subsidiaries, (b) the ability of the Borrower or any Guarantor to perform its obligations, when such obligations are required to be performed, under this Agreement, any of the Notes or any other Credit Document or (c) the validity or enforceability of this Agreement, any of the Notes or any of the other Credit Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Material Contract” shall mean any contract or other arrangement, whether written or oral, to which the Parent or any of its Subsidiaries is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.

“Maturity Date” shall mean the date which is five (5) years from the Closing Date, subject to the provisions of Section 2.22.

“Material Domestic Subsidiary” shall mean any Domestic Subsidiary of the Parent that, together with its Subsidiaries, (a) generates revenues greater than or equal to 10% of the consolidated revenues of the Parent and its Subsidiaries, in each case as determined for the fiscal quarter period most recently ended for which financial statements have been delivered pursuant to Section 5.1 or (b) owns assets greater than or equal to 10% of the Consolidated Assets as of the fiscal quarter period most recently ended for which financial statements have been delivered pursuant to Section 5.1; provided, however, that if at any time there are Domestic Subsidiaries which are not classified as “Material Domestic Subsidiaries” but which collectively (i) generate more than 10% of consolidated revenues of the Parent and its Subsidiaries, in each case as determined for the fiscal quarter period most recently ended for which financial statements have been delivered pursuant to Section 5.1 or (ii) own more than 10% of the Consolidated Assets as of the fiscal quarter period most recently ended for which financial statements have been delivered pursuant to Section 5.1, then the Borrower shall promptly designate one or more of such Domestic Subsidiaries as Material Domestic Subsidiaries and cause any such Domestic Subsidiaries to comply with the provisions of Section 5.10 such that, after such Domestic Subsidiaries become Guarantors hereunder, the Domestic Subsidiaries that are not Guarantors shall (A) generate less than 10% of the consolidated revenues of the Parent and its Subsidiaries, in each case as determined for the fiscal quarter period most recently ended for which financial statements have been delivered pursuant to Section 5.1 and (B) own less than 10% of the Consolidated Assets as of the fiscal quarter period most recently ended for which financial statements have been delivered pursuant to Section 5.1.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Multiemployer Plan” shall mean a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Non-Consenting Lender” shall have the meaning set forth in Section 9.1.

“Non-Defaulting Lender” shall mean, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extending Lender” shall have the meaning set forth in Section 2.22(b).

“Note” or “Notes” shall mean the Revolving Notes and the Swingline Note, collectively, separately or individually, as appropriate.

“Notice Date” shall have the meaning set forth in Section 2.22(b).

“Notice of Borrowing” shall mean the written notice of borrowing as referenced and defined in Section 2.1(b)(i).

“Notice of Conversion” shall mean the written notice of extension or conversion as referenced and defined in Section 2.9.

“Obligations” shall mean, collectively, Loans and LOC Obligations.

“Parent” shall have the meaning set forth in the first paragraph of this Agreement.

“Participant” shall have the meaning set forth in Section 9.6(d).

“Participant Register” shall have the meaning set forth in Section 9.6(d).

“Participation Interest” shall mean the purchase by a Lender of a participation interest in Letters of Credit as provided in Section 2.3 or in Swingline Loans as provided in Section 2.1(f).

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Permitted Acquisition” shall mean an acquisition by any Credit Party which (i) is an acquisition of a Person or assets of a Person in a line of business permitted pursuant to Section 6.3, (ii) is approved by the Board of Directors or the requisite shareholders of the Person being acquired or Person transferring the assets being acquired, (iii) if an acquisition of Capital Stock of a Person, all issued and outstanding Capital Stock of such Person is acquired except (solely with respect to Foreign Subsidiaries) as permitted by Section 6.7, (iv) after giving effect to such acquisition on a Pro Forma Basis, the Credit Parties shall be in compliance with each of the financial covenants set forth in Section 5.9 and (v) both before and after giving effect to such acquisition, no Default or Event of Default shall have occurred and be continuing.

“Permitted Investments” shall mean:

(a)           cash or Cash Equivalents;

(b)           investments outstanding as of the Closing Date and identified in Schedule 1.1(b);

(c)           investments of any Subsidiary of the Parent in any Credit Party or investments of any Credit Party in any other Credit Party;

(d)           Permitted Acquisitions;

(e)           operating deposit accounts with depository institutions;

(f)           Hedging Agreements;

(g)           investments permitted under Section 6.4(b) hereof;

(h)           investments by the Parent and its Subsidiaries in the Capital Stock of their Subsidiaries to the extent outstanding as of the Closing Date;

(i)           loans and advances to employees in the ordinary course of business not exceeding $1,000,000 in the aggregate;

(j)           deposits to secure bids, tenders, utilities, vendors, leases, licenses, statutory obligations, surety and appeal bonds and other deposits of like nature arising in the ordinary course of business; and

(k)           additional investments up to but not exceeding $100,000,000 in the aggregate during each fiscal year.

As used herein, “investment” shall mean all investments, in cash or by delivery of assets made, directly or indirectly in, to or from any Person, whether by acquisition of shares of Capital Stock, property, assets, indebtedness or other obligations or securities or by loan advance, capital contribution or otherwise.

“Permitted Liens” shall mean:

(a)           Liens created by or otherwise existing, under or in connection with this Agreement or the other Credit Documents in favor of the Lenders;

(b)           Liens in existence on the Closing Date and listed on Schedule 1.1(c) and any renewals or extensions thereof; provided that the scope of any such Lien shall not be increased, or otherwise expanded, to cover any additional property or type of asset, as applicable, beyond that in existence on the Closing Date, except for products and proceeds of the foregoing;

(c)           Liens imposed by any Governmental Authority for taxes, assessments or charges not yet delinquent or that are being contested in good faith and by appropriate proceedings if, unless the amount thereof is not material with respect to it or its financial condition, adequate reserves with respect thereto are maintained on the books of the Parent or the affected Subsidiaries, as the case may be, in accordance with GAAP;

(d)           carriers’, warehousemen’s, mechanics’, materialmen’s, landlord’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith and by appropriate proceedings;

(e)           Liens securing judgments but only to the extent for an amount and for a period not resulting in an Event of Default under Section 7.1(f) hereof;

(f)           pledges or deposits under worker’s compensation, unemployment insurance and other social security legislation;

(g)           deposits or pledges to secure the performance of bids, trade contracts (other than for Indebtedness), leases, licenses, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(h)           easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of Property or minor imperfections in title thereto that, in the aggregate, are not material in amount, and that do not in any case materially detract from the value of the Property subject thereto or interfere with the ordinary conduct of the business of the Parent or any of its Subsidiaries;

(i)           Liens upon assets of the Parent or any of its Subsidiaries acquired after the Closing Date securing Indebtedness permitted by Section 6.1(c) hereof; provided that (A) no such Lien shall extend to or cover any assets of the Parent or such Subsidiary other than the assets so acquired, (B) the principal amount of Indebtedness secured by any such Lien shall at no time exceed the fair market value (as determined in good faith by a Responsible Officer of the Parent) of such assets at the time they were acquired, and (C) any such Lien shall attach within 60 days of the date such assets were acquired;

(j)           Liens upon real Property heretofore leased or leased after the date hereof (under operating or Capital Leases) in the ordinary course of business by the Parent or any of its Subsidiaries in favor of the lessor created at the inception of the lease transaction, securing obligations of the Parent or any of its Subsidiaries under or in respect of such lease and extending to or covering only the Property subject to such lease and improvements thereon;

(k)           protective Uniform Commercial Code filings with respect to personal Property leased by, or consigned to, any of the Parent or its Subsidiaries; and

(l)           Liens (excluding blanket Liens on accounts, inventory, equipment or general intangibles) securing Indebtedness permitted to be incurred pursuant to Section 6.1(e).

“Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan” shall mean, at any particular time, any employee benefit plan which is covered by Title IV of ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pricing Grid Leverage Ratio” shall mean, with respect to the Parent and its Subsidiaries on a consolidated basis for the twelve month period ending on the last day of any fiscal quarter, the ratio of (a) Total Debt, calculated on the last day of such period to (b) Consolidated EBITDA for such period.

“Prime Rate” shall have the meaning set forth in the definition of Alternate Base Rate.

“Pro Forma Basis” shall mean, with respect to any Permitted Acquisition, asset sale, incurrence of indebtedness or sale-leaseback transaction permitted hereunder or dividend made pursuant to Section 6.10(e), that such Permitted Acquisition, asset sale, incurrence of indebtedness, sale-leaseback transaction or dividend shall be deemed to have occurred or been made, as applicable, as of the first day of the four fiscal-quarter period ending as of the most recent fiscal quarter end preceding the date such Permitted Acquisition, asset sale, incurrence of indebtedness or sale-leaseback transaction occurred or such dividend was made.

“Property” shall mean any tangible property or assets, whether real or personal.

“Real Properties” shall have the meaning set forth in Section 3.10(a).

“Recipient” shall mean (a) the Administrative Agent, (b) any Lender and (c) any Issuing Lender, as applicable.

“Recovery Event” shall mean the receipt by the Parent or any of its Subsidiaries of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective property or assets.

“Register” shall have the meaning set forth in Section 9.6(c).

“Reimbursement Obligation” shall mean the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 2.3(d) for amounts drawn under Letters of Credit.

“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Replacement Assets” shall mean marketable securities, real property, tangible personal property used or useful in Borrower’s line of business, or non-marketable securities of companies whose assets consisting primarily of real property or tangible personal property used or useful in Borrower’s line of business.

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty-day notice period is waived under PBGC Reg. §4043.

“Required Lenders” shall mean Lenders holding in the aggregate greater than 50% of (A) the Revolving Commitments (and Participation Interests therein) or (B) if the Revolving Commitments have been terminated, the outstanding Revolving Loans and Participation Interests (including the Participation Interests of the Issuing Lender in any Letters of Credit and of the Swingline Lender in Swingline Loans); provided, however, that if any Lender shall be a Defaulting Lender at such time, then there shall be excluded from the determination of Required Lenders, all Loans and LOC Obligations (including Participation Interests) owing to such Defaulting Lender and such Defaulting Lender’s Commitments, or after termination of the Commitments, the principal balance of the Loans and LOC Obligations owing to such Defaulting Lender.

“Requirement of Law” shall mean, as to any Person, the Certificate of Incorporation and By-laws or other organizational or governing documents of such Person, and each law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” of any Person shall mean the President, the Chief Executive Officer, the Chief Financial Officer or the Vice President/Treasurer of such Person.

“Restricted Payment” shall mean (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of the Parent or any of its Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of the Parent or any of its Subsidiaries, now or hereafter outstanding, or (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of the Parent or any of its Subsidiaries, now or hereafter outstanding.

“Revolving Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans in an aggregate principal amount at any time outstanding up to such Lender’s Revolving Commitment Percentage of the Revolving Committed Amount as specified in Schedule 2.1(a), as such amount may be increased or reduced from time to time in accordance with the provisions hereof or in connection with any assignment made in accordance with the provisions of Section 9.6(d).

“Revolving Commitment Percentage” shall mean, for each Lender, the percentage identified as its Revolving Commitment Percentage on Schedule 2.1(a), as such percentage may be reduced in connection with any assignment made in accordance with the provisions of Section 9.6(d).

“Revolving Committed Amount” shall have the meaning set forth in Section 2.1(a).

“Revolving Credit Increase Effective Date” shall have the meaning set forth in Section 2.23(d).

“Revolving Loan” shall have the meaning set forth in Section 2.1(a).

“Revolving Note” or “Revolving Notes” shall mean the promissory notes of the Borrower in favor of each of the Lenders evidencing the Revolving Loans provided pursuant to Section 2.1(d), individually or collectively, as appropriate, as such promissory notes may be amended, modified, supplemented, extended, renewed or replaced from time to time.

“S&P” shall mean Standard & Poor’s Ratings Group.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Single Employer Plan” shall mean any Plan which is not a Multiemployer Plan.

“Standby Letter of Credit Fee” shall have the meaning set forth in Section 2.4(b).

“Subsidiary” shall mean, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Parent and shall include the Subsidiary Guarantors, and, if the Parent is no longer the Borrower, the Borrower.

“Subsidiary Guarantors” shall have the meaning set forth in the first paragraph of this Agreement.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding up to the Swingline Committed Amount, and the commitment of the Lenders to purchase Participation Interests in the Swingline Loans as provided in Section 2.1(f)(ii), as such amounts may be reduced from time to time in accordance with the provisions hereof.

“Swingline Committed Amount” shall mean the amount of the Swingline Lender’s Swingline Commitment as specified in Section 2.1(e).

“Swingline Exposure” means, with respect to any Lender, an amount equal to the Applicable Percentage of such Lender multiplied by the principal amount of outstanding Swingline Loans.

“Swingline Lender” shall mean Wells Fargo and any successor swingline lender.

“Swingline Loan” or “Swingline Loans” shall have the meaning set forth in Section 2.1(e).

“Swingline Note” shall mean the promissory note of the Borrower in favor of the Swingline Lender evidencing the Swingline Loans provided pursuant to Section 2.1(h), as such promissory note may be amended, modified, supplemented, extended, renewed or replaced from time to time.

“Taxes” shall have the meaning set forth in Section 2.17.

“Total Debt” shall mean, as of any date of calculation, all Debt of the Parent and its Subsidiaries, on a consolidated basis.

“Trade Letter of Credit Fee” shall have the meaning set forth in Section 2.4(b).

“Tranche” shall mean the collective reference to (a) LIBOR Rate Loans whose Interest Periods begin and end on the same day and (b) Alternate Base Rate Loans made on the same day.  A Tranche with respect to LIBOR Rate Loans may sometimes be referred to as a “LIBOR Tranche”.

“Transactions” shall mean the closing of this Agreement and the other Credit Documents and the other transactions contemplated hereby and pursuant to the other Credit Documents (including, without limitation, the initial borrowings under the Credit Documents and the payment of fees and expenses in connection with all of the foregoing).

“Type” shall mean, as to any Revolving Loan, its nature as an Alternate Base Rate Loan, Index Rate Loan or LIBOR Rate Loan, as the case may be.

“Voting Stock” shall mean, with respect to any Person, Capital Stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Wells Fargo” shall mean Wells Fargo Bank, National Association, a national banking association, together with its successors and/or assigns.

“Wells Fargo Fee Letter” shall mean the letter agreement dated May 8, 2012, addressed to the Borrower from Wells Fargo and WFS, as amended, modified, extended, restated, replaced, or supplemented from time to time.

“WFS” shall mean Wells Fargo Securities, LLC, together with its successors and assigns.

Section 1.2 Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the Notes or other Credit Documents or any certificate or other document made or delivered pursuant hereto.

(b) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

Section 1.3 Accounting Terms.

Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP applied on a basis consistent with the most recent audited consolidated financial statements of the Parent delivered to the Lenders.

The Borrower shall deliver to the Administrative Agent and each Lender at the same time as the delivery of any annual or quarterly financial statements given in accordance with the provisions of Section 5.1, (i) a description in reasonable detail of any material change in the application of accounting principles employed in the preparation of such financial statements from those applied in the most recently preceding quarterly or annual financial statements as to which no objection shall have been made in accordance with the provisions above and (ii) a reasonable estimate of the effect on the financial statements on account of such changes in application.

If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall, at no cost to the Borrower (other than payment obligations arising pursuant to Section 9.5), negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

ARTICLE II

THE LOANS; AMOUNT AND TERMS

Section 2.1 Revolving Loans.

(a) Revolving Loans and Revolving Commitment.  During the Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans (“Revolving Loans”) to the Borrower from time to time for the purposes hereinafter set forth; provided, however, that (i) with regard to each Lender individually, the sum of such Lender’s outstanding Revolving Loans plus such Lender’s LOC Commitment Percentage of LOC Obligations shall not exceed such Lender’s Revolving Commitment Percentage of the Revolving Committed Amount and (ii) with regard to the Lenders collectively, the sum of the aggregate amount of outstanding Revolving Loans plus outstanding Swingline Loans plus LOC Obligations shall not exceed the Revolving Committed Amount.  For purposes hereof, the aggregate amount available under this Section 2.1(a) shall be SEVEN HUNDRED FIFTY MILLION DOLLARS ($750,000,000) (as such aggregate maximum amount may be reduced from time to time as provided in Section 2.5 or increased from time to time as provided in Section 2.23, the “Revolving Committed Amount”).  Revolving Loans may consist of Alternate Base Rate Loans, Index Rate Loans or LIBOR Rate Loans, or a combination thereof, as the Borrower may request, and may be repaid and reborrowed in accordance with the provisions hereof; provided, however, the Revolving Loans made on the Closing Date or any of the three (3) Business Days following the Closing Date, may only consist of Alternate Base Rate Loans unless the Borrower delivers a funding indemnity letter, in form and substance reasonably acceptable to the Administrative Agent, not less than three (3) Business Days prior to the Closing Date.  LIBOR Rate Loans shall be made by each Lender at its LIBOR Lending Office and Alternate Base Rate Loans and Index Rate Loans at its Domestic Lending Office.

(b) Revolving Loan Borrowings.

(i) Notice of Borrowing.  The Borrower shall request a Revolving Loan borrowing by written notice (or telephone notice promptly confirmed in writing which confirmation may be by fax) to the Administrative Agent not later than 11:00 A.M. (Charlotte, North Carolina time) on the date of requested borrowing in the case of Alternate Base Rate Loans and Index Rate Loans, and on the third Business Day prior to the date of the requested borrowing in the case of LIBOR Rate Loans.  Each such request for borrowing shall be irrevocable and shall specify (A) that a Revolving Loan is requested, (B) the date of the requested borrowing (which shall be a Business Day), (C) the aggregate principal amount to be borrowed, (D) whether the borrowing shall be comprised of Alternate Base Rate Loans, Index Rate Loans or LIBOR Rate Loans or a combination thereof, and if LIBOR Rate Loans are requested, the Interest Period(s) therefor.  A form of Notice of Borrowing (a “Notice of Borrowing”) is attached as Schedule 2.1(b)(i).  If the Borrower shall fail to specify in any such Notice of Borrowing (I) an applicable Interest Period in the case of a LIBOR Rate Loan, then such notice shall be deemed to be a request for an Interest Period of one month, or (II) the Type of Revolving Loan requested, then such notice shall be deemed to be a request for an Alternate Base Rate Loan hereunder.  The Administrative Agent shall give notice to each Lender promptly upon receipt of each Notice of Borrowing, the contents thereof and each such Lender’s share thereof.  LIBOR Rate Loans shall not be available hereunder until three (3) Business Days after the Closing Date.  Revolving Loans made on the Closing Date may only consist of Alternate Base Rate Loans or Index Rate Loans.

(ii) Advances.  Each Lender will make its Revolving Commitment Percentage of each Revolving Loan borrowing available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in Schedule 9.2, or at such other office as the Administrative Agent may designate in writing, by 1:00 P.M. (Charlotte, North Carolina time) on the date specified in the applicable Notice of Borrowing in Dollars and in funds immediately available to the Administrative Agent.  Such borrowing will then be made available to the Borrower by the Administrative Agent by crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

(c) Repayment.  The principal amount of all Revolving Loans shall be due and payable in full on the Maturity Date (as such term may be modified pursuant to the provisions of Section 2.22).

(d) Revolving Notes.  Each Lender’s Revolving Commitment Percentage of the Revolving Loans shall be evidenced by a duly executed promissory note of the Borrower to such Lender in substantially the form of Schedule 2.1(d), if requested by such Lender.

(e) Swingline Loans and Swingline Commitment.  During the Commitment Period, subject to the terms and conditions hereof, the Swingline Lender, in its individual capacity, agrees to make certain revolving credit loans to the Borrower (each a “Swingline Loan” and, collectively, the “Swingline Loans”) for the purposes hereinafter set forth; provided, however, (i) the aggregate amount of Swingline Loans outstanding at any time shall not exceed FIFTY MILLION DOLLARS ($50,000,000) (the “Swingline Committed Amount”), and (ii) the sum of the outstanding Revolving Loans plus outstanding Swingline Loans plus LOC Obligations shall not exceed the Revolving Committed Amount.  Swingline Loans hereunder may be repaid and reborrowed in accordance with the provisions hereof.

(f) Swingline Loan Borrowings.

(i) Notice of Borrowing and Disbursement.  The Swingline Lender will make Swingline Loans available to the Borrower on any Business Day upon request made by the Borrower not later than 11:00 A.M. (Charlotte, North Carolina time) on such Business Day.  A notice of request for Swingline Loan borrowing shall be made in the form of Schedule 2.1(b)(i) with appropriate modifications.  Swingline Loan borrowings hereunder shall be made in minimum amounts of $100,000 and in integral amounts of $100,000 in excess thereof.

(ii) Repayment of Swingline Loans.  Each Swingline Loan borrowing shall have such maturity date as the Swingline Lender and the Borrower shall agree upon receipt by the Swingline Lender of the relevant Notice of Borrowing from the Borrower, but in no event shall the maturity of any Swingline Loan extend beyond the Maturity Date.  The Swingline Lender may, at any time, in its sole discretion, by written notice to the Borrower and the Administrative Agent, demand repayment of its Swingline Loans by way of a Revolving Loan borrowing, in which case the Borrower shall be deemed to have requested a Revolving Loan borrowing comprised entirely of Index Rate Loans in the amount of such Swingline Loans; provided, however, that, in the following circumstances, any such demand shall also be deemed to have been given one Business Day prior to each of (i) the Maturity Date, (ii) the occurrence of any Event of Default described in Section 7.1(e), (iii) upon acceleration of the Credit Party Obligations hereunder, whether on account of an Event of Default described in Section 7.1(e) or any other Event of Default, and (iv) the exercise of remedies in accordance with the provisions of Section 7.2 hereof (each such Revolving Loan borrowing made on account of any such deemed request therefor as provided herein being hereinafter referred to as “Mandatory Borrowing”).  Each Lender severally hereby irrevocably agrees to make its Commitment Percentage of such Revolving Loans promptly upon any such request or deemed request on account of each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the same such date notwithstanding (I) the amount of Mandatory Borrowing may not comply with the minimum amount for borrowings of Revolving Loans otherwise required hereunder, (II) whether any conditions specified in Section 4.2 are then satisfied, (III) whether a Default or an Event of Default then exists, (IV) failure of any such request or deemed request for Revolving Loans to be made by the time otherwise required in Section 2.1(b)(i), (V) the date of such Mandatory Borrowing, or (VI) any reduction in the Revolving Committed Amount or termination of the Revolving Commitments immediately prior to such Mandatory Borrowing or contemporaneously therewith.  In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including as a result of the commencement of a proceeding under the Bankruptcy Code), then each Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrowers on or after such date and prior to such purchase) from  the Swingline Lender such participations in the outstanding Swingline Loans as shall be necessary to cause each such Lender to share in such Swingline Loans ratably based upon its respective Revolving Commitment Percentage (determined before giving effect to any termination of the Commitments pursuant to Section 7.2), provided that (A) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective participation is purchased, and (B) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Lender shall be required to pay to the Swingline Lender interest on the principal amount of such participation purchased for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the rate equal to, if paid within two (2) Business Days of the date of the Mandatory Borrowing, the Federal Funds Effective Rate, and thereafter at a rate equal to the Alternate Base Rate.

(g) Interest on Swingline Loans.  Subject to the provisions of Section 2.8, at the Borrower’s election, Swingline Loans shall bear interest at a per annum rate equal to (i) the Alternate Base Rate plus the Applicable Margin for ABR Swingline Loans or (ii) Index Rate plus the Applicable Margin for Index Rate Swingline Loans.  Interest on Swingline Loans shall be payable in arrears on each Interest Payment Date.

(h) Swingline Note.  The Swingline Loans shall be evidenced by a duly executed promissory note of the Borrower to the Swingline Lender in the original amount of the Swingline Committed Amount and substantially in the form of Schedule 2.1(h).

(i) Cash Collateral.  At any point in time in which there is a Defaulting Lender, the Swingline Lender may require the Borrower to Cash Collateralize the outstanding Swingline Loans to the extent required pursuant to Section 2.25.

Section 2.2 [Reserved].

Section 2.3 Letter of Credit Subfacility.

(a) Issuance.  In reliance upon the other Lenders’ obligation to participate therein, and subject to the terms and conditions hereof and of the LOC Documents, if any, and any other terms and conditions which the applicable Issuing Lender may reasonably require, during the Commitment Period the applicable Issuing Lender shall issue, and the Lenders shall participate in, Letters of Credit for the account of the Borrower from time to time upon request in a form acceptable to the applicable Issuing Lender; provided, however, that (i) the aggregate amount of LOC Obligations shall not at any time exceed the lesser of (A) TWO HUNDRED TWENTY-FIVE MILLION DOLLARS ($225,000,000) and (B) the Revolving Committed Amount (the “LOC Committed Amount”), (ii) the sum of the aggregate amount of Revolving Loans plus outstanding Swingline Loans plus LOC Obligations shall not at any time exceed the Revolving Committed Amount, (iii) all Letters of Credit shall be denominated in Dollars and (iv) Letters of Credit shall be issued for lawful corporate purposes and may be issued as standby letters of credit, including in connection with workers’ compensation and other insurance programs, and trade letters of credit.  Except as otherwise expressly agreed upon by the applicable Issuing Lender and the Administrative Agent, no Letter of Credit shall have an original expiry date beyond one-year; provided, however, so long as no Default or Event of Default has occurred and is continuing and subject to the other terms and conditions to the issuance of Letters of Credit hereunder, the expiry dates of Letters of Credit may be extended periodically from time to time on the request of the Borrower or by operation of the terms of the applicable Letter of Credit; provided, further, that no Letter of Credit, as originally issued or as extended, shall have an expiry date extending beyond the Maturity Date unless the Borrower shall have established a cash collateral account in favor of the Agent for the benefit of the Lenders and deposited therein cash and Cash Equivalents in a sufficient amount to adequately secure the LOC Obligations which extend beyond the Maturity Date.  Each Letter of Credit shall comply with the related LOC Documents.  The issuance and expiry date of each Letter of Credit shall be a Business Day.  Any Letters of Credit issued hereunder shall be in a minimum original face amount of $100,000.  The Borrower’s Reimbursement Obligations in respect of each Existing Letter of Credit, and each Lender’s participation obligations in connection therewith, shall be governed by the terms of this Agreement.  Wells Fargo (or such other Lender reasonably acceptable to the Administrative Agent selected by the Borrower from time to time to issue a Letter of Credit) shall be the Issuing Lender on all Letters of Credit issued after the Closing Date.  The Existing Letters of Credit shall, as of the Closing Date, be deemed to have been issued as Letters of Credit hereunder and subject to and governed by the terms of this Agreement.

(b) Notice and Reports.  The request for the issuance of a Letter of Credit shall be submitted to the applicable Issuing Lender at least five (5) Business Days prior to the requested date of issuance.  Each Issuing Lender will promptly upon request provide to the Administrative Agent for dissemination to the Lenders a detailed report specifying the Letters of Credit issued by such Issuing Lender which are then issued and outstanding and any activity with respect thereto which may have occurred since the date of any prior report, and including therein, among other things, the account party, the beneficiary, the face amount, expiry date as well as any payments or expirations which may have occurred.  Each Issuing Lender will further provide to the Administrative Agent promptly upon request copies of the Letters of Credit issued by such Issuing Lender.  Each Issuing Lender will provide to the Administrative Agent promptly upon request a summary report of the nature and extent of LOC Obligations of such Issuing Lender then outstanding.

(c) Participations.  Each Lender, (i) on the Closing Date with respect to each Existing Letter of Credit and (ii) upon issuance of a Letter of Credit shall be deemed to have purchased without recourse a risk participation from the applicable Issuing Lender in such Letter of Credit and the obligations arising thereunder and any collateral relating thereto, in each case in an amount equal to its LOC Commitment Percentage of the obligations under such Letter of Credit and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the applicable Issuing Lender therefor and discharge when due, its LOC Commitment Percentage of the obligations arising under such Letter of Credit.  Without limiting the scope and nature of each Lender’s participation in any Letter of Credit, to the extent that an Issuing Lender has not been reimbursed as required hereunder or under any LOC Document, each such Lender shall pay to such Issuing Lender its LOC Commitment Percentage of such unreimbursed drawing in same day funds on the day of notification by such Issuing Lender of an unreimbursed drawing pursuant to the provisions of subsection (d) below if such notice is received at or before 2:00 P.M. (Charlotte, North Carolina time), otherwise such payment shall be made at or before 12:00 Noon (Charlotte, North Carolina time) on the Business Day next succeeding the day such notice is received.  The obligation of each Lender to so reimburse the applicable Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of a Default, an Event of Default or any other occurrence or event.  Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrower to reimburse the applicable Issuing Lender under any Letter of Credit, together with interest as hereinafter provided.

(d) Reimbursement.  In the event of any drawing under any Letter of Credit, the applicable Issuing Lender will promptly notify the Borrower and the Administrative Agent.  The Borrower shall reimburse the applicable Issuing Lender on the day of drawing under any Letter of Credit (with the proceeds of a Revolving Loan obtained hereunder or otherwise) in same day funds as provided herein or in the LOC Documents.  If the Borrower shall fail to reimburse the applicable Issuing Lender as provided herein, the unreimbursed amount of such drawing shall bear interest at a per annum rate equal to the Alternate Base Rate plus the Applicable Margin.  Unless the Borrower shall immediately notify the applicable Issuing Lender and the Administrative Agent of its intent to otherwise reimburse the applicable Issuing Lender, the Borrower shall be deemed to have requested a Revolving Loan in the amount of the drawing as provided in subsection (e) below, the proceeds of which will be used to satisfy the reimbursement obligations.  The Borrower’s reimbursement obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of set-off, counterclaim or defense to payment the Borrower may claim or have against the applicable Issuing Lender, the Administrative Agent, the Lenders, the beneficiary of the Letter of Credit drawn upon or any other Person, including without limitation any defense based on any failure of the Borrower to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit.  The applicable Issuing Lender will promptly notify the other Lenders of the amount of any unreimbursed drawing and each Lender shall promptly pay to the Administrative Agent for the account of the applicable Issuing Lender in Dollars and in immediately available funds, the amount of such Lender’s LOC Commitment Percentage of such unreimbursed drawing.  Such payment shall be made on the day such notice is received by such Lender from the applicable Issuing Lender if such notice is received at or before 2:00 P.M. (Charlotte, North Carolina time), otherwise such payment shall be made at or before 12:00 Noon (Charlotte, North Carolina time) on the Business Day next succeeding the day such notice is received.  If such Lender does not pay such amount to the applicable Issuing Lender in full upon such request, such Lender shall, on demand, pay to the Administrative Agent for the account of the applicable Issuing Lender interest on the unpaid amount during the period from the date of such drawing until such Lender pays such amount to the applicable Issuing Lender in full at a rate per annum equal to, if paid within two (2) Business Days of the date of drawing, the Federal Funds Effective Rate and thereafter at a rate equal to the Alternate Base Rate.  Each Lender’s obligation to make such payment to the applicable Issuing Lender, and the right of the applicable Issuing Lender to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and without regard to the termination of this Agreement or the Commitments hereunder, the existence of a Default or Event of Default or the acceleration of the Credit Party Obligations hereunder and shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Repayment with Revolving Loans.  On any day on which the Borrower shall have requested, or been deemed to have requested a Revolving Loan to reimburse a drawing under a Letter of Credit, the Administrative Agent shall give notice to the Lenders that a Revolving Loan has been requested or deemed requested in connection with a drawing under a Letter of Credit, in which case a Revolving Loan borrowing comprised entirely of Alternate Base Rate Loans (each such borrowing, a “Mandatory Borrowing”) shall be immediately made (without giving effect to any termination of the Commitments pursuant to Section 7.2) pro rata based on each Lender’s respective Revolving Commitment Percentage (determined before giving effect to any termination of the Commitments pursuant to Section 7.2) and in the case of both clauses (i) and (ii) the proceeds thereof shall be paid directly to the applicable Issuing Lender for application to the respective LOC Obligations.  Each Lender hereby irrevocably agrees to make such Revolving Loans immediately upon any such request or deemed request on account of each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the same such date notwithstanding (i) the amount of Mandatory Borrowing may not comply with the minimum amount for borrowings of Revolving Loans otherwise required hereunder, (ii) whether any conditions specified in Section 4.2 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) failure for any such request or deemed request for Revolving Loan to be made by the time otherwise required in Section 2.1(b), (v) the date of such Mandatory Borrowing, or (vi) any reduction in the Revolving Committed Amount after any such Letter of Credit may have been drawn upon; provided, however, that in the event any such Mandatory Borrowing should be less than the minimum amount for borrowings of Revolving Loans otherwise provided in Section 2.1(b)(ii), the Borrower shall pay to the Administrative Agent for its own account an administrative fee of $500.  In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrower), then each such Lender hereby agrees that it shall forthwith fund (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) its Participation Interests in the outstanding LOC Obligations; provided, further, that in the event any Lender shall fail to fund its Participation Interest on the day the Mandatory Borrowing would otherwise have occurred, then the amount of such Lender’s unfunded Participation Interest therein shall bear interest payable to the applicable Issuing Lender upon demand, at the rate equal to, if paid within two (2) Business Days of such date, the Federal Funds Effective Rate, and thereafter at a rate equal to the Alternate Base Rate.

(f) Designation of Subsidiaries as Account Parties.  Notwithstanding anything to the contrary set forth in this Agreement, including without limitation Section 2.3(a), a Letter of Credit issued hereunder may contain a statement to the effect that such Letter of Credit is issued for the account of a Subsidiary or the Parent, provided that notwithstanding such statement, the Borrower shall be the actual account party for all purposes of this Agreement for such Letter of Credit and such statement shall not affect the Borrower’s reimbursement obligations hereunder with respect to such Letter of Credit.

(g) Modification, Extension.  The issuance of any supplement, modification, amendment, renewal, or extension to any Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit hereunder.

(h) Uniform Customs and Practices/International Standby Practices 1998.  The Letters of Credit shall be subject to The Uniform Customs and Practice for Documentary Credits (the “UCP”) or the International Standby Practices 1998 (the “ISP98”), in either case as published as of the date of issue by the International Chamber of Commerce, in which case the UCP or ISP98, as applicable, may be incorporated therein and deemed in all respects to be a part thereof.

(i) Conflict with LOC Documents.  In the event of any conflict between this Agreement and any LOC Document (including any letter of credit application and any LOC Documents relating to the Existing Letters of Credit), this Agreement shall control.

(j) Cash Collateral.  At any point in time in which there is a Defaulting Lender, the Issuing Lender may require the Borrower to Cash Collateralize the LOC Obligations to the extent required pursuant to Section 2.25.

Section 2.4 Fees.

(a) Facility Fee.  Subject to Section 2.25, in consideration of the Revolving Commitments, the Borrower agrees to pay to the Administrative Agent for the ratable benefit of the Lenders a facility fee (the “Facility Fee”) in an amount equal to the Applicable Margin per annum on the Revolving Committed Amount, regardless of usage.  The Facility Fee shall be payable quarterly in arrears on the 15th day following the last day of each calendar quarter for the prior calendar quarter and upon termination of the applicable Commitments.

(b) Letter of Credit Fees. Subject to Section 2.25, in consideration of issuance of standby Letters of Credit hereunder, the Borrower agrees to pay to the applicable Issuing Lender (i) a fee (the “Standby Letter of Credit Fee”) on such Lender’s Revolving Commitment Percentage of the average daily maximum amount available to be drawn under each such standby Letter of Credit computed at a per annum rate for each day from the date of issuance to the date of expiration equal to the Applicable Margin, (ii) a fee (the “Trade Letter of Credit Fee”) on such Lender’s Revolving Commitment Percentage of the average daily maximum amount available to be drawn under each such trade Letter of Credit computed at a per annum rate for each day from the date of issuance to the date of expiration equal to the Applicable Margin and (iii) an additional fronting fee (the “Fronting Fee”) of one-eighth of one percent (0.125%) per annum on the average daily maximum amount available to be drawn under each standby Letter of Credit issued by it (such fronting fee shall be for the account of the applicable Issuing Lender without sharing by the other Lenders).  The applicable Issuing Lender shall promptly pay over to the Administrative Agent for the ratable benefit of the Lenders (including the applicable Issuing Lender) the Standby Letter of Credit Fee and the Trade Letter of Credit Fee.  The Standby Letter of Credit Fee, the Trade Letter of Credit Fee and the Fronting Fee shall be payable quarterly in arrears on the 15th day following the last day of each calendar quarter for the prior calendar quarter.

(c) Issuing Lender Fees.  In addition to the Standby Letter of Credit Fees and Trade Letter of Credit Fees payable pursuant to subsection (b) above, the Borrower shall pay to the applicable Issuing Lender for its own account without sharing by the other Lenders the reasonable and customary charges from time to time of the applicable Issuing Lender with respect to the amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit (collectively, the “Issuing Lender Fees”).

(d) Administrative Fee.  The Borrower agrees to pay to the Administrative Agent the annual administrative fee as described in the Wells Fargo Fee Letter.

Section 2.5 Reduction of the Revolving Commitments.

(a) Voluntary Reductions.  The Borrower shall have the right to terminate or permanently reduce the unused portion of the Revolving Committed Amount at any time or from time to time upon not less than five Business Days’ prior notice to the Administrative Agent (which shall notify the Lenders thereof as soon as practicable) of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction which shall be in a minimum amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof and shall be irrevocable and effective upon receipt by the Administrative Agent, provided that no such reduction or termination shall be permitted if after giving effect thereto, and to any repayments of the Loans made on the effective date thereof, the sum of the then outstanding aggregate principal amount of the Revolving Loans plus outstanding Swingline Loans plus LOC Obligations would exceed the Revolving Committed Amount after such proposed reduction.

(b) LOC Committed Amount.  If the Revolving Committed Amount is reduced below the then current LOC Committed Amount, the LOC Committed Amount shall automatically be reduced by an amount such that the LOC Committed Amount equals the Revolving Committed Amount.

(c) Maturity Date.  The Revolving Commitments, the LOC Commitments and the Swingline Commitment shall automatically terminate on the Maturity Date; subject to the provisions of Section 2.22.

Section 2.6 Repayments.

(a) Optional Repayments.  The Borrower shall have the right to repay the Revolving Loans in whole or in part from time to time; provided, however, that (i) each partial repayment of Alternate Base Rate Loans or LIBOR Rate Loans shall be in a minimum principal amount of $500,000 and integral multiples of $250,000 in excess thereof and (ii) each partial repayment of Index Rate Loans or Swingline Loans shall be in a minimum principal amount of $100,000 and integral multiples of $100,000 in excess thereof.  The Borrower shall give irrevocable written notice (or telephone notice promptly confirmed in writing which confirmation may be by fax) to the Administrative Agent (which shall notify the Lenders thereof as soon as practicable) not later than 11:00 A.M. (Charlotte, North Carolina time) on the date of the requested repayment in the case of Alternate Base Rate Loans, Index Rate Loans or Swingline Loans, and on the third Business Day prior to the date of the requested repayment in the case of LIBOR Rate Loans.  Subject to the foregoing terms, amounts repaid under this Section 2.6(a) shall be applied as the Borrower may elect.  Within the parameters of the applications to Loans set forth above, repayments shall be applied first to Alternate Base Rate Loans, second to Index Rate Loans and then to LIBOR Rate Loans in direct order of Interest Period maturities.  All repayments under this Section 2.6(a) shall be subject to Section 2.16, but otherwise without premium or penalty.  Interest on the principal amount repaid shall be payable (a) at the time of such repayment with respect to LIBOR Rate Loans, along with any costs then due and payable under Section 2.16, and (b) with respect to Alternate Base Rate Loans, Index Rate Loans and Swingline Loans, on the next occurring Interest Payment Date that would have occurred had such loan not been repaid or, at the request of the Administrative Agent, interest on the principal amount of any Alternate Base Rate Loans, Index Rate Loans or Swingline Loans repaid shall be payable on any date that a repayment is made hereunder to the date of repayment.  Amounts repaid on the Revolving Loans and Swingline Loans may be reborrowed in accordance with the terms hereof.

(b) Mandatory Repayments.  If at any time after the Closing Date, the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus LOC Obligations shall exceed the Revolving Committed Amount, the Borrower immediately shall repay the Revolving Loans and (after all Revolving Loans and Swingline Loans have been repaid) Cash Collateralize the LOC Obligations, in an amount sufficient to eliminate such excess.  Such repayments shall be applied first to Swingline Loans, second to Revolving Loans that are Alternate Base Rate Loans, third to Revolving Loans that are Index Rate Loans and fourth to Revolving Loans that are LIBOR Rate Loans in direct order of Interest Period maturities.  All repayments under this Section 2.6(b) shall be subject to Section 2.16 and be accompanied by interest on the principal amount repaid to the date of repayment.  Amounts repaid on Revolving Loans and Swingline Loans may be reborrowed in accordance with the terms hereof.

Section 2.7 Minimum Borrowing Amounts and Principal Amounts of Tranches.

(a) Each Alternate Base Rate Loan borrowing and each LIBOR Rate Loan borrowing shall be in a minimum amount of $500,000 and whole multiples of $250,000 in excess thereof.

(b) Each Swingline Loan borrowing and each Index Rate Loan borrowing shall be in a minimum amount of $100,000 and whole multiples of $100,000 in excess thereof.

(c) All borrowings, payments and repayments in respect of Revolving Loans shall be in such amounts and be made pursuant to such elections so that after giving effect thereto the aggregate principal amount of the Revolving Loans comprising any LIBOR Tranche shall either be zero or shall not be less than $500,000 or a whole multiple of $250,000 in excess thereof.

Section 2.8 Interest Payments; Default Interest; Interest Payment Dates.

(a) Interest Payments.  Subject to the provisions of Section 2.8(b), all Loans shall bear interest as follows:

(i) Alternate Base Rate Loans.  During such periods as any Loans shall be comprised of Alternate Base Rate Loans, each such Alternate Base Rate Loan shall bear interest at a per annum rate equal to the sum of the Alternate Base Rate plus the Applicable Margin;

(ii) Index Rate Loans.  During such periods as any Loans shall be comprised of Index Rate Loans, each such Index Rate Loan shall bear interest at a per annum rate equal to the sum of the Index Rate plus the Applicable Margin; and

(iii) LIBOR Rate Loans.  During such periods as any Loans shall be comprised of LIBOR Rate Loans, each such LIBOR Rate Loan shall bear interest at a per annum rate equal to the sum of the LIBOR Rate plus the Applicable Margin.

(b) Default Interest.  Upon the occurrence, and during the continuance, of a Default or an Event of Default, the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents shall (at the option of the Administrative Agent) bear interest, payable on demand, at a per annum rate 2% greater than the applicable rate then in effect or, if no rate is then in effect, at a per annum rate 2% greater than the Alternate Base Rate.  Upon and during the continuance of an Event of Default, all LIBOR Rate Loans shall be automatically converted to Alternate Base Rate Loans on the last day of the applicable Interest Period for any such LIBOR Rate Loans, all Index Rate Loans shall be automatically converted to Alternate Base Rate Loans to take effect immediately, and all Index Rate Swingline Loans shall be automatically converted to ABR Swingline Loans to take effect immediately.

(c) Interest Payment Date.  Interest on Loans shall be payable in arrears on each Interest Payment Date, subject to Section 2.11.

Section 2.9 Conversion Options.

(a) The Borrower may elect from time to time to convert Alternate Base Rate Loans or Index Rate Loans to LIBOR Rate Loans by giving irrevocable written notice (or telephone notice promptly confirmed in writing which confirmation may be by fax) to the Administrative Agent not later than 11:00 A.M. (Charlotte, North Carolina time) on the third Business Day prior to the date of the requested conversion.  A form of Notice of Conversion/ Extension is attached as Schedule 2.9.  If the date upon which an Alternate Base Rate Loan or Index Rate Loan is to be converted to a LIBOR Rate Loan is not a Business Day, then such conversion shall be made on the next succeeding Business Day and during the period from such last day of an Interest Period to such succeeding Business Day such Loan shall bear interest as if it were an Alternate Base Rate Loan or Index Rate Loan, as applicable.  All or any part of outstanding Alternate Base Rate Loans or Index Rate Loans may be converted as provided herein, provided that (i) no Loan may be converted into a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing and (ii) partial conversions shall be in an aggregate principal amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof.

(b) Any LIBOR Rate Loans may be continued as such upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the notice provisions contained in Section 2.9(a); provided, that no LIBOR Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, in which case such Loan shall be automatically converted to an Alternate Base Rate Loan at the end of the applicable Interest Period with respect thereto.  If the Borrower shall fail to give timely notice of an election to continue a LIBOR Rate Loan, or the continuation of LIBOR Rate Loans is not permitted hereunder, such LIBOR Rate Loans shall be automatically converted to Alternate Base Rate Loans at the end of the applicable Interest Period with respect thereto.

Section 2.10 Computation of Interest and Fees.

(a) Interest payable hereunder with respect to Alternate Base Rate Loans based on the Prime Rate shall be calculated on the basis of a year of 365 days (or 366 days, as applicable) for the actual days elapsed.  All other interest and fees and all other interest amounts payable hereunder shall be calculated on the basis of a 360 day year for the actual days elapsed.  The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a LIBOR Rate on the Business Day of the determination thereof.  Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate shall become effective as of the opening of business on the day on which such change in the Alternate Base Rate shall become effective.  Any change in the interest rate on an Index Rate Loan or Index Rate Swingline Loan resulting from a change in the Index Rate shall become effective as of the opening of business on the day on which such change in the Index Rate shall become effective.  The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.  The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the computations used by the Administrative Agent in determining any interest rate.

(c) It is the intent of the Lenders and the Credit Parties to conform to and contract in strict compliance with applicable usury law from time to time in effect.  All agreements between the Lenders and the Credit Parties are hereby limited by the provisions of this paragraph which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral.  In no way, nor in any event or contingency (including but not limited to repayment or acceleration of the maturity of any obligation), shall the interest taken, reserved, contracted for, charged, or received under this Credit Agreement, under the Notes or otherwise, exceed the maximum nonusurious amount permissible under applicable law.  If, from any possible construction of any of the Credit Documents or any other document, interest would otherwise be payable in excess of the maximum nonusurious amount, any such construction shall be subject to the provisions of this paragraph and such interest shall be automatically reduced to the maximum nonusurious amount permitted under applicable law, without the necessity of execution of any amendment or new document.  If any Lender shall ever receive anything of value which is characterized as interest on the Loans under applicable law and which would, apart from this provision, be in excess of the maximum nonusurious amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loans and not to the payment of interest, or refunded to the Borrower or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal amount of the Loans.  The right to demand payment of the Loans or any other Indebtedness evidenced by any of the Credit Documents does not include the right to receive any interest which has not otherwise accrued on the date of such demand, and the Lenders do not intend to charge or receive any unearned interest in the event of such demand.  All interest paid or agreed to be paid to the Lenders with respect to the Loans shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of the Loans so that the amount of interest on account of such indebtedness does not exceed the maximum nonusurious amount permitted by applicable law.

Section 2.11 Pro Rata Treatment and Payments.

(a) Payments Generally and Pro Rata Treatment.  Each borrowing of Revolving Loans and any reduction of the Revolving Commitments shall be made pro rata according to the respective Commitment Percentages of the Lenders.  Subject to Section 2.11(b) hereof, each payment under this Agreement or any Note shall be applied, first, to any fees then due and owing by the Borrower pursuant to Section 2.4, second, to interest then due and owing in respect of the Notes of the Borrower and, third, to principal then due and owing hereunder and under the Notes of the Borrower.  Each payment on account of any fees pursuant to Section 2.4 shall be made pro rata in accordance with the respective amounts due and owing (except as to the portion of the Standby Letter of Credit Fee or Trade Letter of Credit Fee retained by the applicable Issuing Lender, the Issuing Lender Fees, the Fronting Fee and fees payable to the Administrative Agent).  Each payment by the Borrower on account of principal of and interest on the Swingline Loans shall be made to the Swingline Lender.  Each payment (other than repayments) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective amounts due and owing in accordance with Section 2.6(a) hereof.  Each optional repayment on account of principal of the Revolving Loans shall be applied in accordance with Section 2.6(a) (to be applied pro rata among the Lenders); provided, that repayments made pursuant to Section 2.14 shall be applied in accordance with such section.  Each mandatory repayment on account of principal of the Revolving Loans shall be applied in accordance with Section 2.6(b).  All payments (including repayments) to be made by the Borrower on account of principal, interest and fees shall be made without defense, set-off or counterclaim (except as provided in Section 2.17(b)) and shall be made to the Administrative Agent for the account of the Lenders at the Administrative Agent’s office specified on Schedule 9.2 in Dollars and in immediately available funds not later than 1:00 P.M. (Charlotte, North Carolina time) on the date when due.  The Administrative Agent shall distribute such payments to the Lenders entitled thereto promptly upon receipt in like funds as received.  If any payment hereunder (other than payments on the LIBOR Rate Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.  If any payment on a LIBOR Rate Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

(b) Allocation of Payments After Acceleration.  Notwithstanding any other provisions of this Credit Agreement to the contrary, after the acceleration of the Credit Party Obligations pursuant to Section 7.2, all amounts collected or received by the Administrative Agent or any Lender on account of the Credit Party Obligations or any other amounts outstanding under any of the Credit Documents shall be paid over or delivered to the Administrative Agent and applied as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of the Administrative Agent in connection with enforcing the rights of the Lenders under the Credit Documents and any protective advances made by the Administrative Agent;

SECOND, to payment of any fees owed to the Administrative Agent and the Issuing Lender;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of each of the Lenders in connection with enforcing its rights under the Credit Documents or otherwise with respect to the Credit Party Obligations owing to such Lender;

FOURTH, to the payment of all outstanding Swingline Loans and accrued interest thereon;

FIFTH, to the payment of all of the Credit Party Obligations consisting of accrued fees and interest;

SIXTH, to the payment of the outstanding principal amount of the Credit Party Obligations (including the payment or cash collateralization of the outstanding LOC Obligations);

SEVENTH, to all other Credit Party Obligations and other obligations that shall have become due and payable under the Credit Documents or otherwise and not repaid pursuant to clauses “FIRST” through “SIXTH” above; and

EIGHTH, to the payment of the surplus, if any, to whomever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Lenders shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Loans and LOC Obligations held by such Lender bears to the aggregate then outstanding Loans and LOC Obligations) of amounts available to be applied pursuant to clauses “THIRD”, “FOURTH”, “FIFTH”, “SIXTH” and “SEVENTH” above; and (iii) to the extent that any amounts available for distribution pursuant to clause “SIXTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Administrative Agent in a cash collateral account and applied (A) first, to reimburse the Issuing Lender from time to time for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “SIXTH” and “SEVENTH” above in the manner provided in this Section 2.11(b).

Section 2.12 Non-Receipt of Funds by the Administrative Agent.

(a) Unless the Administrative Agent shall have been notified in writing by a Lender prior to the date a Loan is to be made by such Lender (which notice shall be effective upon receipt) that such Lender does not intend to make the proceeds of such Loan available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such proceeds available to the Administrative Agent on such date, and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to the Borrower a corresponding amount.  If such corresponding amount is not in fact made available to the Administrative Agent, the Administrative Agent shall be able to recover such corresponding amount from such Lender.  If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent will promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent.  The Administrative Agent shall also be entitled to recover from the Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent at a per annum rate equal to (i) from the Borrower at the applicable rate for the applicable borrowing pursuant to the Notice of Borrowing and (ii) from a Lender at the Federal Funds Effective Rate.

(b) Unless the Administrative Agent shall have been notified in writing by the Borrower, prior to the date on which any payment is due from it hereunder (which notice shall be effective upon receipt) that the Borrower does not intend to make such payment, the Administrative Agent may assume that the Borrower has made such payment when due, and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to each Lender on such payment date an amount equal to the portion of such assumed payment to which such Lender is entitled hereunder, and if the Borrower has not in fact made such payment to the Administrative Agent, such Lender shall, on demand, repay to the Administrative Agent the amount made available to such Lender.  If such amount is repaid to the Administrative Agent on a date after the date such amount was made available to such Lender, such Lender shall pay to the Administrative Agent on demand interest on such amount in respect of each day from the date such amount was made available by the Administrative Agent to such Lender to the date such amount is recovered by the Administrative Agent at a per annum rate equal to the Federal Funds Effective Rate.

(c) A certificate of the Administrative Agent submitted to the Borrower or any Lender with respect to any amount owing under this Section 2.12 shall be conclusive in the absence of manifest error.

Section 2.13 Inability to Determine Interest Rate.

Notwithstanding any other provision of this Agreement, if (i) the Administrative Agent shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that, by reason of circumstances affecting the relevant market, reasonable and adequate means do not exist for ascertaining LIBOR for an Interest Period, or (ii) the Required Lenders shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that the LIBOR Rate does not adequately and fairly reflect the cost to such Lenders of funding LIBOR Rate Loans that the Borrower has requested be outstanding as a LIBOR Tranche during an Interest Period, the Administrative Agent shall forthwith give telephone notice of such determination, confirmed in writing, to the Borrower, and the Lenders at least two Business Days prior to the first day of such Interest Period.  Unless the Borrower shall have notified the Administrative Agent upon receipt of such telephone notice that it wishes to rescind or modify its request regarding such LIBOR Rate Loans, any Loans that were requested to be made as LIBOR Rate Loans shall be made as Alternate Base Rate Loans and any Loans that were requested to be converted into or continued as LIBOR Rate Loans shall be converted into Alternate Base Rate Loans.  Until any such notice has been withdrawn by the Administrative Agent, no further Loans shall be made as, continued as, or converted into, LIBOR Rate Loans for the Interest Periods so affected.

Section 2.14 Illegality.

Notwithstanding any other provision of this Agreement, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by the relevant Governmental Authority to any Lender shall make it unlawful for such Lender or its LIBOR Lending Office to make or maintain LIBOR Rate Loans as contemplated by this Agreement or to obtain in the interbank eurodollar market through its LIBOR Lending Office the funds with which to make such Loans, (a) such Lender shall promptly notify the Administrative Agent and the Borrower thereof, (b) the commitment of such Lender hereunder to make LIBOR Rate Loans or continue LIBOR Rate Loans as such shall forthwith be suspended until the Administrative Agent shall give notice that the condition or situation which gave rise to the suspension shall no longer exist, and (c) such Lender’s Loans then outstanding as LIBOR Rate Loans, if any, shall be converted on the last day of the Interest Period for such Loans or within such earlier period as required by law as Alternate Base Rate Loans.  The Borrower hereby agrees promptly to pay any Lender, upon its demand, any additional amounts necessary to compensate such Lender for actual and direct costs (but not including anticipated profits) reasonably incurred by such Lender in making any repayment in accordance with this Section including, but not limited to, any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder.  A certificate as to any additional amounts payable pursuant to this Section submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error.  Each Lender agrees to use reasonable efforts (including reasonable efforts to change its LIBOR Lending Office) to avoid or to minimize any amounts which may otherwise be payable pursuant to this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its sole discretion to be material.

Section 2.15 Yield Protection.

(a) Increased Costs Generally.  If any Change in Law shall:

(i) subject such Lender to any tax of any kind whatsoever with respect to any Letter of Credit or any application relating thereto, any Loan made by it, or change in the basis of taxation of payments to such Lender in respect thereof (except for changes in the rate of tax on the overall net income of such Lender);

(ii) impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the LIBOR Rate hereunder; or

(iii) impose on any Lender or the Issuing Lender or the London interbank market any other condition, cost or expense affecting this agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing is to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining Loans or the Letters of Credit or to reduce any amount receivable hereunder or under any Note, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such additional cost or reduced amount receivable which such Lender reasonably deems to be material as determined by such Lender with respect to its Loans or Letters of Credit.  A certificate as to any additional amounts payable pursuant to this Section submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error.  Each Lender agrees to use reasonable efforts (including reasonable efforts to change its Domestic Lending Office or LIBOR Lending Office, as the case may be) to avoid or to minimize any amounts which might otherwise be payable pursuant to this paragraph of this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its sole discretion to be material.

(b) If any Lender shall have reasonably determined in good faith that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or Governmental Authority made subsequent to the date hereof does or shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount reasonably deemed by such Lender to be material, then from time to time, within fifteen (15) days after demand by such Lender, the Borrower shall pay to such Lender such additional amount as shall be certified by such Lender as being required to compensate it for such reduction.  Such a certificate as to any additional amounts payable under this Section submitted by a Lender (which certificate shall include a description of the basis for the computation), through the Administrative Agent, to the Borrower shall be conclusive absent manifest error.  In determining such amount, such Lender may use any method of averaging and attribution that it shall reasonably deem applicable.

(c) The agreements in this Section 2.15 shall survive the termination of this Agreement and payment of the Notes and all other amounts payable hereunder.

(d) Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date such Lender or Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or Issuing Lender’s intention to claim compensation therefore (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.16 Indemnity.

The Borrower hereby agrees to indemnify each Lender and to hold such Lender harmless from any funding loss or expense which such Lender may sustain or incur as a consequence of (a) default by the Borrower in payment of the principal amount of or interest on any Loan by such Lender in accordance with the terms hereof, (b) default by the Borrower in accepting a borrowing after the Borrower has given a notice in accordance with the terms hereof, (c) default by the Borrower in making any repayment after the Borrower has given a notice in accordance with the terms hereof, (d) any assignment of a LIBOR Rate Loan on a day other than the last day of the Interest Period therefore as a result of a request by the Borrower pursuant to Section 2.21 and/or (e) the making by the Borrower of any payment or repayment of a Loan, or the conversion thereof, on a day which is not the last day of the Interest Period with respect thereto, in each case including, but not limited to, any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain its Loans hereunder.  A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender, through the Administrative Agent, to the Borrower (which certificate must be delivered to the Administrative Agent within thirty days following such default, repayment or conversion) shall be conclusive in the absence of manifest error.  The agreements in this Section shall survive termination of this Agreement and payment of the Notes and all other amounts payable hereunder.

Section 2.17 Taxes.

(a) All payments made by the Borrower hereunder or under any Note will be, except as provided in Section 2.17(b), made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any Governmental Authority or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding any tax imposed on or measured by the net income or profits of a Lender) and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”).  If any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note.  The Borrower will furnish to the Administrative Agent as soon as practicable after the date the payment of any Taxes is due pursuant to applicable law certified copies (to the extent reasonably available and required by law) of tax receipts evidencing such payment by the Borrower.  The Borrower agrees to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by such Lender but excluding any interest or penalties caused by such Lender’s failure to pay any such taxes when due.

(b) Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) agrees to deliver to the Borrower and the Administrative Agent on or prior to the Closing Date, or in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 9.6(c) (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, two accurate and complete original signed copies of Internal Revenue Service Form W-8 BEN, W-8 ECI or W-8 IMY, as applicable (or successor forms) certifying such Lender’s entitlement to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note.  In addition, each Lender agrees that it will deliver upon the Borrower’s request updated versions of the foregoing, as applicable, whenever the previous certification has become obsolete or inaccurate in any material respect, together with such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note.  Notwithstanding anything to the contrary contained in Section 2.17(a), but subject to the immediately succeeding sentence, (x) the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold Taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of any Lender which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes to the extent that such Lender has not provided to the Borrower U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (y) the Borrower shall not be obligated pursuant to Section 2.17(a) hereof to gross-up payments to be made to a Lender in respect of Taxes imposed by the United States if such Lender has not provided to the Borrower the Internal Revenue Service Forms required to be provided to the Borrower pursuant to this Section 2.17(b).  Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 2.17, the Borrower agrees to pay additional amounts and to indemnify each Lender in the manner set forth in Section 2.17(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after the Closing Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of Taxes.

(c) Each Lender agrees to use reasonable efforts (including reasonable efforts to change its Domestic Lending Office or LIBOR Lending Office, as the case may be) to avoid or to minimize any amounts which might otherwise be payable pursuant to this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its sole discretion to be material.

(d) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (d) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (d), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (d) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person

(e) The agreements in this Section 2.17 shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder.

Section 2.18 Indemnification; Nature of Issuing Lender’s Duties.

(a) In addition to its other obligations under Section 2.3, the Borrower hereby agrees to protect, indemnify, pay and save the applicable Issuing Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) that the applicable Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit or (ii) the failure of the applicable Issuing Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions, herein called “Government Acts”).

(b) As between the Borrower and the applicable Issuing Lender, the Borrower shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof.  The applicable Issuing Lender shall not be responsible:  (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of a Letter of Credit to comply fully with conditions required in order to draw upon a Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) for errors in interpretation of technical terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (vii) for any consequences arising from causes beyond the control of the applicable Issuing Lender, including, without limitation, any Government Acts.  None of the above shall affect, impair, or prevent the vesting of the applicable Issuing Lender’s rights or powers hereunder.

(c) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the applicable Issuing Lender, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in good faith, shall not put such applicable Issuing Lender under any resulting liability to the Borrower.  It is the intention of the parties that this Agreement shall be construed and applied to protect and indemnify the applicable Issuing Lender against any and all risks involved in the issuance of the Letters of Credit, all of which risks are hereby assumed by the Borrower, including, without limitation, any and all risks of the acts or omissions, whether rightful or wrongful, of any Government Authority.  The applicable Issuing Lender shall not, in any way, be liable for any failure by the applicable Issuing Lender or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of the applicable Issuing Lender.

(d) Nothing in this Section 2.18 is intended to limit the reimbursement obligation of the Borrower contained in Section 2.3(d) hereof.  The obligations of the Borrower under this Section 2.18 shall survive the termination of this Agreement.  No act or omissions of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of the applicable Issuing Lender to enforce any right, power or benefit under this Agreement.

(e) Notwithstanding anything to the contrary contained in this Section 2.18, the Borrower shall have no obligation to indemnify the applicable Issuing Lender in respect of any liability incurred by the applicable Issuing Lender arising out of the gross negligence or willful misconduct of the applicable Issuing Lender (including action not taken by the applicable Issuing Lender), as determined by a court of competent jurisdiction.

Section 2.19 Waiver of Notice.

(a) Except as otherwise expressly provided herein, the Borrower hereby waives notice of occurrence of any Default or Event of Default (except to the extent notice is expressly required to be given pursuant to the terms of this Credit Agreement), or of any demand for any payment under this Credit Agreement, notice of any action at any time taken or omitted by the Administrative Agent or the Lenders under or in respect of any of the Credit Party Obligations hereunder, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Credit Agreement.  The Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Credit Party Obligations hereunder, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Administrative Agent or the Lenders at any time or times in respect of any default by the Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Credit Agreement or any other Credit Document, any and all other indulgences whatsoever by the Administrative Agent or the Lenders in respect of any of the Credit Party Obligations hereunder, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of such Credit Party Obligations or the addition, substitution or release, in whole or in part, of any Borrower.  Without limiting the generality of the foregoing, the Borrower assents to any other action or delay in acting or any failure to act on the part of the Administrative Agent or the Lenders, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder which might, but for the provisions of this Section 2.19, afford grounds for terminating, discharging or relieving the Borrower, in whole or in part, from any of its obligations under this Agreement, it being the intention of the Borrower that, so long as any of the Credit Party Obligations remain unsatisfied, the obligations of the Borrower under this Agreement shall not be discharged except by performance and then only to the extent of such performance.  The obligations of the Borrower under this Agreement shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any reconstruction or similar proceeding with respect to the Borrower or any Lender.

(b) The provisions of this Section 2.19 are made for the benefit of the Administrative Agent and the Lenders and their respective successors and assigns, and may be enforced by any such Person from time to time against the Borrower as often as occasion therefor may arise and without requirement on the part of any Lender first to marshal any of its claims or to resort to any other source or means of obtaining payment of any of the Credit Party Obligations or to elect any other remedy.  Without limiting the generality of the foregoing, the Borrower hereby specifically waives the benefits of N.C. Gen. Stat. §§26-7 through 26-9, inclusive, to the extent applicable.  The provisions of this Section 2.19 shall remain in effect until all the Credit Party Obligations hereunder shall have been paid in full or otherwise fully satisfied.  If at any time, any payment, or any part thereof, made in respect of any of the Credit Party Obligations, is rescinded or must otherwise be restored or returned by the Lenders upon the insolvency, bankruptcy or reorganization of the Borrower, or otherwise, the provisions of this Section 2.19 will forthwith be reinstated and in effect as though such payment had not been made.

(c) Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents or Hedging Agreements, the obligations of the Borrower hereunder shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provisions of any applicable state law.

Section 2.20 [Reserved].

Section 2.21 Replacement of Lenders.

If any Lender shall become affected by any of the changes or events described in Sections 2.13, 2.14, 2.15 or 2.17 and shall petition the Borrower for any increased cost or amounts thereunder or if any Lender is a Defaulting Lender (any such Lender being hereinafter referred to as a “Replaced Lender”), then in such case, the Borrower may, upon at least five (5) Business Days’ notice to the Administrative Agent and such Replaced Lender, designate a replacement lender (a “Replacement Lender”) acceptable to the Administrative Agent in its reasonable discretion, to which such Replaced Lender shall, subject to its receipt (unless a later date for the remittance thereof shall be agreed upon by the Borrower and the Replaced Lender) of all amounts owed to such Replaced Lender under Sections 2.13, 2.14, 2.15 or 2.17 assign all (but not less than all) of its rights, obligations, Loans and Commitments hereunder; provided, that all amounts owed to such Replaced Lender by the Borrower (except liabilities which by the terms hereof survive the payment in full of the Loans and termination of this Agreement) shall be paid in full as of the date of such assignment.  Upon any assignment by any Lender pursuant to this Section 2.21 becoming effective, the Replacement Lender shall thereupon be deemed to be a “Lender” for all purposes of this Agreement and such Replaced Lender shall thereupon cease to be a “Lender” for all purposes of this Agreement and shall have no further rights or obligations hereunder (other than pursuant to Sections 2.13, 2.14, 2.15, 2.17 and 9.5 while such Replaced Lender was a Lender).

Notwithstanding any Replaced Lender’s failure or refusal to assign its rights, obligations, Loans and Commitments under this Section 2.21, the Replaced Lender shall cease to be a “Lender” for all purposes of this Agreement and the Replacement Lender substituted therefor upon payment to the Replaced Lender by the Replacement Lender of all amounts set forth in this Section 2.21 without any further action of the Replaced Lender.

Each Replacement Lender shall be an Eligible Assignee, and no Lender shall be obligated to act as a Replacement Lender except to the extent agreed to by such Lender in its sole discretion.

Section 2.22 Extension of Maturity Date in respect of Revolving Commitments.

(a) Requests for Extension.  The Borrower may, pursuant to this Section 2.22, with respect to the Revolving Commitments only, request up to two one-year extensions of the Maturity Date.  The Borrower may at any time, but not later than the date that is 45 days prior to the Maturity Date then in effect hereunder in respect of the Revolving Commitments (the “Existing Maturity Date”), by notice to the Administrative Agent (who shall promptly notify the Lenders), request that each Lender extend such Lender’s Maturity Date in respect of the Revolving Commitments  (an “Extension Request”) for an additional 365 days from the Existing Maturity Date; provided, however, in no event shall the Maturity Date of the Revolving Commitments be extended under this Section 2.22 beyond the seventh anniversary of the Closing Date of this Agreement.

(b) Lender Elections to Extend.  Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not later than the date (the “Notice Date”) that is 30 days following the date of the delivery of the applicable Extension Request to the Administrative Agent, advise the Administrative Agent whether or not such Lender agrees to such extension (and each Lender that determines not to so extend its Maturity Date (a “Non-Extending Lender”) shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Notice Date) and any Lender that does not so advise the Administrative Agent on or before the Notice Date shall be deemed to be a Non-Extending Lender).  The election of any Lender to agree to such extension shall not obligate any other Lender to so agree.

(c) Notification by Administrative Agent.  The Administrative Agent shall notify the Borrower of each Lender’s determination under this Section no later than the date that is 10 days following the Notice Date (or, if such date is not a Business Day, on the next preceding Business Day).

(d) Additional Commitment Lenders.  The Borrower shall have the right on or before the Existing Maturity Date to replace each Non-Extending Lender with, and add as “Lenders” under this Agreement in place thereof, one or more Eligible Assignees (each, an “Additional Commitment Lender”) as provided in Section 2.21, each of which Additional Commitment Lenders shall have entered into an Assignment and Assumption pursuant to which such Additional Commitment Lender shall, effective as of the Existing Maturity Date, undertake a Revolving Commitment (and, if any such Additional Commitment Lender is already a Lender, its Revolving Commitment shall be in addition to any other Commitment of such Lender hereunder on such date).

(e) Minimum Extension Requirement.  If (and only if) the total of the Revolving Commitments of the Lenders that have agreed so to extend their Maturity Date and the additional Revolving Commitments of the Additional Commitment Lenders shall be more than 50% of the aggregate amount of the Revolving Commitments in effect immediately prior to the Existing Maturity Date, then, effective as of the date of such agreement by such Lenders, the Maturity Date in respect of the Revolving Commitments of each Extending Lender and of each Additional Commitment Lender shall be extended to the date falling 365 days after the Existing Maturity Date (except that, if such date is not a Business Day, such Maturity Date as so extended shall be the next preceding Business Day) and each Additional Commitment Lender shall thereupon become a “Lender” for all purposes of this Agreement.

(f) Conditions to Effectiveness of Extensions.  Notwithstanding the foregoing, the extension of the Maturity Date pursuant to this Section shall not be effective with respect to any Lender unless:

(i) no Default shall have occurred and be continuing on the date of such extension and after giving effect thereto;

(ii) the representations and warranties contained in this Agreement are true and correct on and as of the date of such extension and after giving effect thereto, as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); and

(iii) on the Maturity Date of loans by each Non-Extending Lender, the Borrower shall repay any Revolving Loans outstanding on such date (and pay any additional amounts required pursuant to Section 2.16) to the extent necessary to keep outstanding Revolving Loans ratable with any revised Revolving Commitment Percentages of the respective Lenders effective as of such date.

(g) Conflicting Provisions.  This Section shall supersede any provisions in Section 2.11 or 9.1 to the contrary.

Section 2.23 Increase in Revolving Commitments.

(a) Request for Increase.  Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time, request an increase in the Revolving Commitments by an amount (for all such requests in the aggregate) not exceeding TWO HUNDRED FIFTY MILLION DOLLARS ($250,000,000.00); provided that (i) any such request for an increase shall be in a minimum amount of $50,000,000 and in integral multiples of $5,000,000, and (ii) the Borrower may make a maximum of two such requests.  At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).

(b) Lender Elections to Increase.  Each Lender, acting in its sole and individual discretion, shall notify the Administrative Agent within such time period whether or not it agrees to increase its Revolving Commitment and, if so, whether by an amount equal to, greater than, or less than its Revolving Commitment Percentage of such requested increase.  Any Lender not responding within such time period shall be deemed to have declined to increase its Revolving Commitment.  No Lender shall be obligated to provide all or any portion of an increase in the Revolving Commitments pursuant to this Section 2.23.

(c) Notification by Administrative Agent; Additional Lenders.  The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder.  To achieve the full amount of a requested increase, and subject to the approval of the Administrative Agent, the Issuing Lender and the Swingline Lender (which approvals shall not be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

(d) Effective Date and Allocations.  If the Revolving Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Revolving Credit Increase Effective Date”) and the final allocation of such increase.  The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Revolving Credit Increase Effective Date.

(e) Conditions to Effectiveness of Increase.  As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of each Credit Party dated as of the Revolving Credit Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Credit Party (i) certifying and attaching the resolutions adopted by such Credit Party approving or consenting to such increase, and (ii) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article III and the other Credit Documents are true and correct on and as of the Revolving Credit Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.23, the representations and warranties contained in Section 3.1 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 5.1, and (B) no Default exists.  The Borrower shall repay any Revolving Loans outstanding on the Revolving Credit Increase Effective Date (and pay any additional amounts required pursuant to Section 2.16) to the extent necessary to keep the outstanding Revolving Loans ratable with any revised Revolving Commitment Percentages arising from any nonratable increase in the Revolving Commitments under this Section.

(f) Conflicting Provisions.  This Section shall supersede any provisions in Section 2.11 or 9.1 to the contrary.

Section 2.24 Cash Collateral.

(a) Cash Collateral.  At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Administrative Agent, the Issuing Lender (with a copy to the Administrative Agent) or the Swingline Lender (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize all Fronting Exposure of the Issuing Lender and the Swingline Lender with respect to such Defaulting Lender (determined after giving effect to Section 2.25(b) and any Cash Collateral provided by the Defaulting Lender).

(b) Grant of Security Interest.  The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Lenders and the Lenders (including the Swingline Lender), and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligations to which such Cash Collateral may be applied pursuant to clause (c) below.  If at any time the Administrative Agent, Issuing Lender or Swingline Lender determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure, the Borrower will, promptly upon demand by the Administrative Agent, Issuing Lender or Swingline Lender pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(c) Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section or Section 2.25  in respect of Letters of Credit or Swingline Loans, shall be held and applied to the satisfaction of the specific LOC Obligations, Swingline Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Termination of Requirement.  Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall no longer be required to be held as Cash Collateral pursuant to this Section 2.25 following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent, each Issuing Lender and the Swingline Lender that there exists excess Cash Collateral; provided that, subject to Section 2.25, the Person providing Cash Collateral and each Issuing Lender and the Swingline Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.

Section 2.25 Defaulting Lenders.

(a) Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)           Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 9.1.

(ii)           Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.7 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Lender or Swingline Lender hereunder; third, to Cash Collateralize the Issuing Lender’s or Swingline Lender’s Fronting Exposure in accordance with Section 2.24; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Lender’s and the Swingline Lender’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement in accordance with Section 2.24; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lenders or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Loans or LOC Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share and (B) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LOC Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LOC Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LOC Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable facility without giving effect to Section 2.25(a)(iv). Any payments, repayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.25(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)           Certain Fees.

(A)
Facility Fees.  Each Defaulting Lender shall be entitled to receive a Facility Fee for any period during which that Lender is a Defaulting Lender only to the extent allocable to the sum of (1) the outstanding principal amount of the Revolving Loans funded by it, and (2) its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.25.

(B)
Letter of Credit Fees.  Each Defaulting Lender shall be entitled to receive Standby Letter of Credit Fees or Trade Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant Section 2.25.

(C)
Reallocation of Fees.  With respect to any Standby Letter of Credit Fee or Trade Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in LOC Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Lender and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)
Reallocation of Participations to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in LOC Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (x) the conditions set forth in Section 4.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time) and (y) such reallocation does not cause the aggregate Committed Funded Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)
Cash Collateral, Repayment of Swingline Loans.  If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, Cash Collateralize the Issuing Lender’s Fronting Exposure in accordance with the procedures set forth in Section 2.24.

(b)           Defaulting Lender Cure.  If the Borrower, the Administrative Agent and each Swingline Lender and Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.25(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)           New Swingline Loans/Letters of Credit.  So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) no Issuing Lender shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

To induce the Lenders to enter into this Agreement and to make the Extensions of Credit herein provided for, the Credit Parties hereby represent and warrant to the Administrative Agent and to each Lender that:

Section 3.1 Financial Condition.

The audited consolidated balance sheets and the related statements of income, retained earnings and cash flows of the Parent and its Subsidiaries for the fiscal years ending February 3, 2010, 2011 and 2012 and the unaudited condensed consolidated balance sheets and the related condensed statements of income and cash flows of the Parent and its Subsidiaries for the fiscal quarter ending April 28, 2012 are complete and correct and present fairly, in all material respects, the financial condition of, and the results of operations for, such Persons as of such dates.  All such financial statements have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as disclosed therein).  None of the Parent nor its Subsidiaries have on the date hereof any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the balance sheets referred to above.

Section 3.2 No Change.

Since January 28, 2012 (and after delivery of annual audited financial statements in accordance with Section 5.1(a), from the date of the most recently delivered annual audited financial statements) there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect.

Section 3.3 Corporate Existence; Compliance with Law.

Each Credit Party and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the requisite power and authority and the legal right to own and operate all its material property, to lease the material property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified to conduct business and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to so qualify or be in good standing could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.4 Corporate Power; Authorization; Enforceable Obligations.

Each of the Credit Parties has full power and authority and the legal right to make, deliver and perform the Credit Documents to which it is party and has taken all necessary action to authorize the execution, delivery and performance by it of the Credit Documents to which it is party.  No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery or performance of any Credit Document by any Credit Party (other than those which have been obtained) or with the validity or enforceability of any Credit Document against any Credit Party (except such filings as are necessary in connection with the perfection of the Liens, if any, created by such Credit Documents).  Each Credit Document to which any Credit Party is a party has been duly executed and delivered by such Credit Party.  Each Credit Document to which any Credit Party is a party constitutes a legal, valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 3.5 No Legal Bar; No Default.

The execution, delivery and performance of the Credit Documents, the borrowings thereunder and the use of the proceeds of the Loans will not violate any Requirement of Law or any Contractual Obligation of the Credit Parties or their Subsidiaries (except those as to which waivers or consents have been obtained), and will not result in, or require, the creation or imposition of any Lien on any of its or their respective properties or revenues pursuant to any Requirement of Law or Contractual Obligation other than the Liens arising under or contemplated in connection with the Credit Documents.  No Credit Party nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which could reasonably be expected to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing.

Section 3.6 No Material Litigation.

No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the best knowledge of the Credit Parties, threatened by or against any Credit Party or any of its Subsidiaries or against any of its or their respective properties or revenues (a) with respect to the Credit Documents or any Loan or any of the transactions contemplated hereby, or (b) which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

Section 3.7 Investment Company Act.

No Credit Party nor any of its Subsidiaries is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

Section 3.8 Margin Regulations.

No part of the proceeds of any Loan hereunder will be used directly or indirectly for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect.  The aggregate value of all “margin stock” owned by the Credit Parties and their Subsidiaries taken as a group does not exceed 25% of the value of their assets.

Section 3.9 ERISA.

Except as could not reasonably be expected to have a Material Adverse Effect,

(a) neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code;

(b) no termination of a Single Employer Plan has occurred resulting in any liability that has remained underfunded, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period;

(c) the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits; and

(d) no Credit Party, nor any of its Subsidiaries, nor any Commonly Controlled Entity is currently subject to any liability for a complete or partial withdrawal from a Multiemployer Plan.

Section 3.10 Environmental Matters.

Except as to matters which could not reasonably be expected to have a Material Adverse Effect:

(a) the facilities and properties owned, leased or operated by the Credit Parties or any of their Subsidiaries (the “Real Properties”) do not contain any Hazardous Materials in amounts or concentrations which (i) constitute a violation of, or (ii) could give rise to liability under, any Environmental Law;

(b) the Real Properties and all operations of the Credit Parties and/or their Subsidiaries at the Real Properties are in compliance, and have in the last five years been in compliance, in all material respects with all applicable Environmental Laws, and there is no contamination at, under or about the Real Properties or violation of any Environmental Law with respect to the Real Properties or the business operated by the Credit Parties or any of their Subsidiaries (the “Business”);

(c) no Credit Party nor any of its Subsidiaries has received any written or actual notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Real Properties or the Business, nor does any Credit Party or any of its Subsidiaries have knowledge or reason to believe that any such notice will be received or is being threatened;

(d) Hazardous Materials have not been transported or disposed of from the Real Properties in violation of, or in a manner or to a location which could give rise to liability under any Environmental Law, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of the Real Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

(e) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Credit Parties, threatened, under any Environmental Law to which any Credit Party or any Subsidiary is or will be named as a party with respect to the Real Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Real Properties or the Business; and

(f) there has been no release or threat of release of Hazardous Materials at or from the Real Properties, or arising from or related to the operations of any Credit Party or any Subsidiary in connection with the Real Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

Section 3.11 Purpose of Loans.

The proceeds of the Loans hereunder shall be used solely by the Borrower to (i) refinance existing Indebtedness, (ii) pay fees, commissions and expenses in connection with this Credit Agreement and (iii) provide for working capital and other general corporate purposes, including Permitted Acquisitions, repurchases of Capital Stock of the Parent, and the payment of dividends in accordance with the terms of this Agreement.  The Letters of Credit shall be used for general corporate purposes.

Section 3.12 Subsidiaries.

Set forth on Schedule 3.12 is a complete and accurate list of all Subsidiaries of the Parent.  Information on the attached Schedule includes state of incorporation; the number of shares of each class of Capital Stock or other equity interests outstanding; the number and percentage of outstanding shares of each class of stock owned by Parent or its Subsidiaries; and the number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and similar rights.  The outstanding Capital Stock and other equity interests of all such Subsidiaries is validly issued, fully paid and non-assessable and is owned, free and clear of all Liens.

Section 3.13 Ownership.

Each Credit Party and its Subsidiaries (a) is the owner of, and has good and marketable title to, all of its respective assets, except as may be permitted pursuant to Section 6.12 hereof, and none of such assets is subject to any Lien other than Permitted Liens and (b) enjoys peaceful and undisturbed possession of all leased and owned Real Properties that are necessary for the operation and conduct of its business.

Section 3.14 Indebtedness.

Except as otherwise permitted under Section 6.1, the Credit Parties and their Subsidiaries have no Indebtedness.

Section 3.15 Taxes.

Each of the Credit Party and their Subsidiaries has filed, or caused to be filed, all tax returns (federal, state, local and foreign) required to be filed and paid (a) all amounts of taxes shown thereon to be due (including interest and penalties) and (b) all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing by it, except for such taxes (i) which are not yet delinquent or (ii) that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP or (iii) the failure to file and pay such taxes could not reasonably be expected to have a Material Adverse Effect.  No Credit Party nor any of its Subsidiaries is aware of any proposed tax assessments against it or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

Section 3.16 Intellectual Property.

Each of the Credit Parties and their Subsidiaries owns, or has the legal right to use, all trademarks, tradenames, patents, copyrights, technology, know-how and processes (collectively, the “Intellectual Property”) necessary for each of them to conduct its business as currently conducted.  No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Credit Party or any of its Subsidiaries know of any such claim, and, to the knowledge of the Credit Parties, the use of such Intellectual Property by any Credit Party or any of their Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 3.17 Solvency.

The fair saleable value of each Credit Party’s assets, measured on a going concern basis, exceeds all probable liabilities, including those to be incurred pursuant to this Credit Agreement. None of the Credit Parties (a) has unreasonably small capital in relation to the business in which it is or proposes to be engaged or (b) has incurred, or believes that it will incur after giving effect to the transactions contemplated by this Credit Agreement, Indebtedness beyond its ability to pay such Indebtedness as it becomes due.

Section 3.18 Investments.

All Investments of each of the Credit Parties and their Subsidiaries are Permitted Investments.

Section 3.19 No Burdensome Restrictions.

No Credit Party nor any of their Subsidiaries is a party to any agreement or instrument or subject to any other obligation or any charter or corporate restriction or any provision of any applicable law, rule or regulation which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 3.20 Brokers’ Fees.

No Credit Party nor any of their Subsidiaries has any obligation to any Person in respect of any finder’s, broker’s, investment banking or other similar fee in connection with any of the transactions contemplated under the Credit Documents other than the closing and other fees payable pursuant to this Credit Agreement and the Fee Letters.

Section 3.21 Labor Matters.

No Credit Party nor any of their Subsidiaries (i) has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years or (ii) has knowledge of any potential or pending strike, walkout or work stoppage.

Section 3.22 Accuracy and Completeness of Information.

All factual information heretofore, contemporaneously or hereafter furnished by or on behalf of the Credit Parties or any of their Subsidiaries to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any other Credit Document, or any transaction contemplated hereby or thereby, is or will be true and accurate in all material respects and not incomplete by omitting to state any material fact necessary to make such information not misleading.  There is no fact now known to any Credit Party or any of its Subsidiaries which has, or could reasonably be expected to have, a Material Adverse Effect which fact has not been set forth herein, in the financial statements of the Parent and its Subsidiaries furnished to the Administrative Agent and/or the Lenders, or in any certificate, opinion or other written statement made or furnished by the Parent or any of its Subsidiaries to the Administrative Agent and/or the Lenders.

Section 3.23 Anti-Terrorism Laws.

Neither any Credit Party nor any of its Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.) (the “Trading with the Enemy Act”), as amended.  Neither any Credit Party nor any or its Subsidiaries is in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act.  None of the Credit Parties (i) is a blocked person described in Section 1 of the Anti-Terrorism Order or (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.

ARTICLE IV

CONDITIONS PRECEDENT

Section 4.1 Conditions to Closing Date and Initial Revolving Loans.

This Agreement shall become effective upon, and the obligation of each Lender to make the initial Extensions of Credit on the Closing Date is subject to, the satisfaction of the following conditions precedent:

(a) Execution of Agreement.  The Administrative Agent shall have received (i) counterparts of this Agreement, executed by a duly authorized officer of each party hereto, (ii) for the account of each Lender that requests a Revolving Note, a Revolving Note and (iii) for the account of the Swingline Lender, the Swingline Note, in each case conforming to the requirements of this Agreement and executed by a duly authorized officer of the Borrower.

(b) Authority Documents.  The Administrative Agent shall have received a secretary’s certificate substantially in the form of Schedule 4.1(b) with respect to the following:

(i) Charter Documents.  Copies of the articles of incorporation or other organizational documents, as applicable, of each Credit Party and each corporate general partner or managing member of a Credit Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state of its organization.

(ii) Resolutions.  Copies of resolutions or certificate of authorization of the board of directors, general partner or managing member of each Credit Party approving and adopting the Credit Documents, the transactions contemplated therein and authorizing execution and delivery thereof, certified by an officer, general partner or managing member of such Credit Party as of the Closing Date to be true and correct and in force and effect as of such date.

(iii) Bylaws; Operating Agreements; Etc..  A copy of the bylaws, operating agreement or other governing document of each Credit Party and each corporate general partner or managing member of a Credit Party certified by an officer of such Credit Party or corporate general partner or managing member as of the Closing Date to be true and correct and in force and effect as of such date.

(iv) Good Standing.  Copies of certificates of good standing, existence or its equivalent with respect to each Credit Party certified as of a recent date by the appropriate Governmental Authorities of the state of incorporation and each other state in which the failure to so qualify and be in good standing could reasonably be expected to have a Material Adverse Effect on the business or operations of the Credit Party and their Subsidiaries, taken as a whole.

(v) Incumbency.  An incumbency certificate of each Credit Party and each corporate general partner or managing member of a Credit Party certified by a secretary or assistant secretary to be true and correct as of the Closing Date.

(c) Legal Opinions of Counsel.  The Administrative Agent shall have received an opinion of legal counsel for the Credit Parties, dated the Closing Date and addressed to the Administrative Agent and the Lenders, in form and substance acceptable to the Administrative Agent.

(d) Liability and Casualty Insurance.  The Administrative Agent shall have received copies of insurance policies or certificates of insurance evidencing liability and casualty insurance meeting the requirements set forth herein.

(e) Fees and Expenses.  The Borrower shall have paid all fees and expenses owed by it to the Lenders and the Administrative Agent, including, without limitation, payment to the Administrative Agent of the fees owing pursuant to the Fee Letters and Section 2.4.

(f) Litigation. There shall not exist any pending litigation or investigation affecting or relating to the Credit Parties or any of their Subsidiaries, this Agreement and the other Credit Documents that in the reasonable judgment of the Administrative Agent could reasonably be expected to have a Material Adverse Effect on the Parent or any of its Subsidiaries, this Agreement and the other Credit Documents, that has not been settled, dismissed, vacated, discharged or terminated prior to the Closing Date.

(g) Solvency Evidence.  The Administrative Agent shall have received an officer’s certificate for the Credit Parties prepared by the chief financial officer or treasurer of the Borrower as to the financial condition, solvency and related matters of the Credit Parties taken as a whole, after giving effect to the initial borrowings under the Credit Documents, in substantially the form of Schedule 4.1(g) hereto.

(h) Account Designation Letter.  The Administrative Agent shall have received the executed Account Designation Letter in the form of Schedule 1.1(a) hereto.

(i) Corporate Structure.  The corporate capital and ownership structure of the Parent and its Subsidiaries shall be as described in Schedule 3.12.

(j) Consents.  The Administrative Agent shall have received evidence that all governmental, shareholder and material third party consents and approvals necessary in connection with the financings and other transactions contemplated hereby have been obtained and all applicable waiting periods have expired without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on such transactions or that could seek or threaten any of the foregoing.

(k) Compliance with Laws.  The financings and other transactions contemplated hereby shall be in compliance with all applicable laws and regulations (including Environmental Laws and all applicable securities and banking laws, rules and regulations).

(l) Bankruptcy.  There shall be no bankruptcy or insolvency proceedings with respect to the Parent or any of its Subsidiaries.

(m) Financial Statements.  The Administrative Agent shall have received copies of the financial statements referred to in Section 3.1 hereof.

(n) Material Adverse Change.  Since January 28, 2012, there shall not have occurred any change or event which could reasonably be expected to have a Material Adverse Effect on the business, assets, liabilities (actual or contingent), operations or condition (financial or otherwise) of the Parent and its Subsidiaries taken as a whole, or the facts and information regarding such entities as represented to date.

(o) Officer’s Certificate.  The Administrative Agent shall have received a certificate executed by the chief financial officer or treasurer of the Borrower on behalf of the Credit Parties as of the Closing Date stating that (A) the Credit Parties and each of their Subsidiaries are in compliance with all existing material financial obligations, (B) all governmental, shareholder and third party consents and approvals, if any, with respect to the Credit Documents and the transactions contemplated thereby have been obtained, (C) no action, suit, investigation or proceeding is pending or threatened in any court or before any arbitrator or governmental instrumentality that purports to affect a Credit Party, any of the Credit Parties’ Subsidiaries or any transaction contemplated by the Credit Documents, if such action, suit, investigation or proceeding would have or be reasonably expected to have a Material Adverse Effect, and (D) immediately after giving effect to this Credit Agreement, the other Credit Documents and all the transactions contemplated therein to occur on such date, (1) no Default or Event of Default exists, (2) all representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects, and (3) the Credit Parties are in compliance with each of the financial covenants set forth in Section 5.9.

(p) Projections.  The Administrative Agent shall have received the five year financial and operational projections for the Parent and its Subsidiaries for the fiscal years 2012 through 2017 (which will be quarterly for the first year after the Closing Date and annually thereafter for the term of the Credit Agreement) together with a detailed explanation of all management assumptions contained therein, which projections shall be in form and substance satisfactory to the Administrative Agent.

(q) Repayment of Debt, Etc.  The Borrower shall have terminated the commitments and repaid all outstanding loans under the Existing Credit Agreement.

(r) Sources and Uses; Payment Instructions.  The Administrative Agent shall have received (a) a statement of sources and uses of funds covering all payments reasonably expected to be made by the Borrower in connection with the transactions contemplated by the Credit Documents to be consummated on the Closing Date, including an itemized estimate of all fees, expenses and other closing costs and (b) payment instructions with respect to each wire transfer to be made by the Administrative Agent on behalf of the Lenders or the Borrower on the Closing Date setting forth the amount of such transfer, the purpose of such transfer, the name and number of the account to which such transfer is to be made, the name and ABA number of the bank or other financial institution where such account is located and the name and telephone number of an individual that can be contacted to confirm receipt of such transfer.

(s) Additional Matters.  All other documents and legal matters in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.

(t) “Know Your Customer” Information.  The Borrower shall have provided the documentation and other information to the Lenders that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act.

Section 4.2 Conditions to All Extensions of Credit.

The obligation of each Lender to make any Extension of Credit hereunder is subject to the satisfaction of the following conditions precedent on the date of making such Extension of Credit:

(a) Representations and Warranties.  The representations and warranties made by the Credit Parties herein or which are contained in any certificate furnished at any time under or in connection herewith shall be true and correct in all material respects on and as of the date of such Extension of Credit as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

(b) No Default or Event of Default.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extension of Credit to be made on such date unless such Default or Event of Default shall have been waived in accordance with this Agreement.

(c) Compliance with Commitments.  Immediately after giving effect to the making of any such Extension of Credit (and the application of the proceeds thereof), (i) the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus LOC Obligations shall not exceed the Revolving Committed Amount, (ii) the LOC Obligations shall not exceed the LOC Committed Amount and (iii) the outstanding Swingline Loans shall not exceed the Swingline Committed Amount.

(d) Additional Conditions to Revolving Loans.  If such Loan is a Revolving Loan made pursuant to Section 2.1, all applicable conditions set forth in such Section shall have been satisfied.

(e) Additional Conditions to Swingline Loans.  If a Swingline Loan is requested, all applicable conditions set forth in Section 2.1 shall have been satisfied.

(f) Additional Conditions to Letters of Credit.  If such Extension of Credit is made pursuant to Section 2.3, all conditions set forth in such Section shall have been satisfied.

Each request for an Extension of Credit and each acceptance by the Borrower of any such Extension of Credit shall be deemed to constitute a representation and warranty by the Borrower as of the date of such Extension of Credit that the applicable conditions in paragraphs (a) through (f) of this Section have been satisfied.

ARTICLE V

AFFIRMATIVE COVENANTS

The Credit Parties hereby covenant and agree that on the Closing Date, and thereafter for so long as this Agreement is in effect and until the Commitments have terminated, no Note remains outstanding and unpaid and the Credit Party Obligations, together with interest, the Facility Fee and all other amounts owing to the Administrative Agent, any Issuing Lender or any Lender hereunder, are paid in full, the Credit Parties shall, and shall cause each of their respective Subsidiaries to:

Section 5.1 Financial Statements.

Furnish to the Administrative Agent and each of the Lenders:

(a) Annual Financial Statements.  As soon as available and in any event within 90 days after the end of each fiscal year of the Parent (i) consolidated statements of income, stockholders’ equity and cash flows of the Parent and its Subsidiaries for such fiscal year and (ii) the related consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal year, setting forth in each case in comparative form the corresponding consolidated figures for the preceding fiscal year, and accompanied by an unqualified opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that such consolidated financial statements fairly present the consolidated financial condition and results of operations of the Parent and its Subsidiaries, as at the end of, and for, such fiscal year in accordance with GAAP, and a certificate of such accountants stating that, in making the examination necessary for their opinion, they obtained no knowledge, except as specifically stated, of any Default or Event of Default; and

(b) Quarterly Financial Statements.  As soon as available and in any event within 45 days after the end of each of the first three quarterly fiscal periods of each fiscal year of the Parent, (i) consolidated statements of income and cash flows of the Parent and its Subsidiaries and (ii) the related consolidated balance sheet of the Parent and its Subsidiaries, in each case for such period and for the period from the beginning of the respective fiscal year to the end of such period, setting forth in each case in comparative form the corresponding consolidated figures for the corresponding periods in the preceding fiscal year, accompanied by a certificate of a Responsible Officer of the Parent and, if the Parent is no longer the Borrower, the Borrower, which certificate shall state that such consolidated financial statements fairly present the consolidated financial condition and results of operations of the Parent and its Subsidiaries, in accordance with GAAP consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments); and

all such financial statements to be accompanied by a description of, and an estimation of the effect on the financial statements on account of, a change, if any, in the application of accounting principles as provided in Section 1.3.

Notwithstanding the foregoing, financial statements and reports required to be delivered pursuant to the foregoing provisions of this Section (to the extent any such reports are included in materials otherwise filed with the SEC) may be delivered electronically and if so, shall be deemed to have been delivered on the date on which (i) the Administrative Agent receives such reports from the Borrower through electronic mail or (ii) the Parent posts such documents on the internet at www.dollartree.com; provided that, upon the Administrative Agent’s request, the Borrower shall provide paper copies of any documents required hereby to the Administrative Agent.

Section 5.2 Certificates; Other Information.

Furnish to the Administrative Agent and each of the Lenders:

(a) promptly upon their becoming available, copies of all registration statements and regular periodic reports, if any, that the Parent or any Subsidiary shall have filed with the SEC or any national securities exchange;

(b) promptly upon mailing thereof to the shareholders of the Parent generally, copies of all financial statements, reports and proxy statements so mailed;

(c) at the time it furnishes each set of financial statements pursuant to Sections 5.1(a) and 5.1(b) above, a certificate of a Responsible Officer of the Parent (i) certifying that (A) each of the Credit Parties during such period observed or performed in all material respects all of its covenants and other agreements, and satisfied in all material respects every condition contained in this Agreement to be observed, performed or satisfied by it, and (B) no Default or Event of Default has occurred and is continuing (or, if any Default or Event of Default has occurred and is continuing, describing the same in reasonable detail and describing the action that the Parent, or, if the Parent is no longer the Borrower, the Borrower has taken or proposes to take with respect thereto) and (ii) setting forth in reasonable detail the computations necessary to determine whether the Credit Parties are in compliance with Section 5.9 hereof as of the end of the respective quarterly fiscal period or fiscal year;

(d) from time to time such other information regarding the financial condition, operations, business or prospects of the Parent or any of its Subsidiaries (including, without limitation, any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA) as any Lender or the Administrative Agent may reasonably request.

Section 5.3 Payment of Obligations.

Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, in accordance with industry practice (subject, where applicable, to specified grace periods) all of its material obligations of whatever nature and any additional costs that are imposed as a result of any failure to so pay, discharge or otherwise satisfy such obligations, except when the amount or validity of such obligations and costs is currently being contested in good faith by appropriate proceedings and reserves, if applicable, in conformity with GAAP with respect thereto have been provided on the books of the Parent or its Subsidiaries, as the case may be, or failure to pay could not reasonably be expected to have a Material Adverse Effect.

Section 5.4 Conduct of Business and Maintenance of Existence.

(a) Preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises (provided that nothing in this Section 5.4 shall prohibit any transaction expressly permitted under Section 6.4 hereof).

(b) Pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its assets prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained or where failure to pay any such tax, assessment, charge or levy could not reasonably be expected to have a Material Adverse Effect.

Section 5.5 Maintenance of Property; Insurance.

(a) Keep all property used or useful in its business in good working order and condition (ordinary wear and tear and obsolescence excepted) except to the extent failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) Maintain insurance with financially sound and reputable insurance companies, and with respect to Property and risks of a character usually maintained by corporations engaged in the same or similar business similarly situated, against loss, damage and liability of the kinds and in the amounts customarily maintained by such corporations, including self-insurance.

Section 5.6 Inspection of Property; Books and Records; Discussions.

(a) Keep adequate records and books of account in which complete entries in accordance with GAAP consistently applied and all Requirements of Law shall be made of all dealings and transactions in relation to its businesses and activities.

(b) Upon reasonable prior notice, permit representatives of any Lender or the Administrative Agent, during normal business hours, to examine, copy and make extracts from its books and records, to inspect any of its Real Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by such Lender or the Administrative Agent (as the case may be).

Section 5.7 Notices.

Give prompt notice in writing to the Administrative Agent (which shall promptly transmit such notice to each Lender) of:

(a) within five Business Days after any Credit Party knows or has reason to know thereof, the occurrence of any Default or Event of Default;

(b) within five Business Days after any Credit Party knows or has reason to know thereof, any default or event of default under any Contractual Obligation of the Credit Parties or any of their Subsidiaries which could reasonably be expected to have a Material Adverse Effect;

(c) within five Business Days after any Credit Party knows or has reason to know thereof, any legal or arbitral proceedings before any Governmental Authority and any material development in respect of such legal or arbitral proceedings affecting the Credit Parties or any of their Subsidiaries, except proceedings that, if adversely determined, would not (either individually or in the aggregate) have a Material Adverse Effect;

(d) as soon as possible, and in any event within ten days after any Credit Party or any of its Subsidiaries knows or has reason to believe that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan has occurred or exists, a statement signed by a Responsible Officer of the Parent or such Credit Party setting forth details respecting such event or condition and the action, if any, that the Parent, any Credit Party or any ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by the Parent, any other Credit Party or any ERISA Affiliate with respect to such event or condition):

(i) any Reportable Event with respect to a Plan, as to which PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, including, without limitation, the failure to make on or before its due date a required installment under Section 412(m) of the Code or Section 302(e) of ERISA, shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code) and any request for a waiver under Section 412(d) of the Code for any Plan;

(ii) the distribution under Section 4041 of ERISA of a notice of intent to terminate any Plan or any action taken by any Credit Party or any of its Subsidiaries or any ERISA Affiliate to terminate any Plan;

(iii) the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by any Credit Party or any of its Subsidiaries or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

(iv) the complete or partial withdrawal from a Multiemployer Plan by any Credit Party or any of its Subsidiaries or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by any Credit Party or any of its Subsidiaries or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

(v) the institution of a proceeding by a fiduciary of any Multiemployer Plan against any Credit Party or any of its Subsidiaries or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within 30 days; and

(vi) the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if any Credit Party or any of its Subsidiaries or any ERISA Affiliate fails to timely provide security to the Plan in accordance with the provisions of said Sections;

(e) within five Business Days after any Credit Party knows or has reason to know thereof, any assertion of any Environmental Claim by any Person against, or with respect to the activities of, the Parent or any of its Subsidiaries and notice of any alleged violation of or non-compliance with any Environmental Laws or any permits, licenses or authorizations, other than any Environmental Claim or alleged violation that, if adversely determined, would not (either individually or in the aggregate) have a Material Adverse Effect; and

(f) within five Business Days after any Credit Party knows or has reason to know thereof, any other development or event which could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Parent or the Borrower proposes to take with respect thereto.  In the case of any notice of a Default or Event of Default, the Parent or the Borrower, as applicable, shall specify that such notice is a Default or Event of Default notice on the face thereof.

Section 5.8 Environmental Laws.

Without limiting the general terms set forth in Section 5.11:

(a) Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not reasonably be expected to have a Material Adverse Effect; and

(c) Defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective employees, agents, officers and directors, from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Parent or any of its Subsidiaries or the Real Properties, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor.  The agreements in this paragraph shall survive repayment of the Notes and all other amounts payable hereunder.

Section 5.9 Financial Covenants.

Commencing on the day immediately following the Closing Date, the Parent shall, and shall cause each of its Subsidiaries to, comply with the following financial covenants:

(a) Adjusted Leverage Ratio.  The Adjusted Leverage Ratio, as of the last day of each fiscal quarter of the Parent and its Subsidiaries, shall be less than or equal to 3.50 to 1.0.

(b) Fixed Charge Coverage Ratio.  The Fixed Charge Coverage Ratio, as of the last day of each fiscal quarter of the Parent and its Subsidiaries, shall be greater than or equal to 2.00 to 1.0.

Section 5.10 Obligations Regarding Subsidiaries; Additional Subsidiary Guarantors.

(a) Except as permitted by Section 6.4, the Parent or the Borrower, as the case may be, will, and will cause each of its Subsidiaries to take such action from time to time as shall be necessary to ensure that each of its Subsidiaries remains a Subsidiary at all times.

(b) The Credit Parties will cause each of their Material Domestic Subsidiaries, whether newly formed, after acquired or otherwise existing, to promptly become a Guarantor hereunder by way of execution of a Joinder Agreement and take such other action as may be required pursuant to the terms of Section 5.12.

Section 5.11 Compliance with Law.

Each Credit Party will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders, and all applicable restrictions imposed by all Governmental Authorities, applicable to it and its assets if noncompliance with any such law, rule, regulation, order or restriction could reasonably be expected to have a Material Adverse Effect.

Section 5.12 Additional Credit Parties.

As soon as practicable and in any event within 30 days after any Person (whether newly formed, acquired or otherwise) becomes a Material Domestic Subsidiary of any Credit Party (or such longer period of time as agreed to by the Administrative Agent in its reasonable discretion), the Borrower shall provide the Administrative Agent with written notice thereof and shall (a) if such Person is a Material Domestic Subsidiary of a Credit Party, cause such Person to execute a Joinder Agreement in substantially the same form as Schedule 5.12, and (b) deliver such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, certified resolutions and other organizational and authorizing documents of such Person and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above).

Section 5.13 Post Closing Covenant.

Within thirty (30) days after the Closing Date (or such longer period of time as agreed to by the Administrative Agent in its sole discretion), the Administrative Agent shall have received evidence satisfactory to the Administrative Agent that Dollar Tree Stores, Inc. is in good standing in the State of Tennessee.

ARTICLE VI

NEGATIVE COVENANTS

The Credit Parties hereby covenant and agree that on the Closing Date, and thereafter for so long as this Agreement is in effect and until the Commitments have terminated, no Note remains outstanding and unpaid and the Credit Party Obligations, together with interest, the Facility Fee and all other amounts owing to the Administrative Agent or any Lender hereunder, are paid in full, the Credit Parties shall, and shall cause each of their respective Subsidiaries, to act in accordance with the following:

Section 6.1 Indebtedness.

The Credit Parties will not, nor will it permit any Subsidiary to, contract, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness arising or existing under this Agreement and the other Credit Documents;

(b) Indebtedness of the Parent and its Subsidiaries existing as of the Closing Date as referenced in the financial statements referenced in Section 3.1 (and set out more specifically in Schedule 6.1(b)) hereto and renewals, refinancings or extensions thereof in a principal amount not in excess of that outstanding as of the date of such renewal, refinancing or extension;

(c) Indebtedness (including Capital Lease Obligations) incurred to finance the purchase of equipment, and other Capital Lease Obligations (other than in connection with sale leaseback transactions permitted under Section 6.12), not to exceed, when added to Indebtedness outstanding pursuant to Section 6.1(e) hereof, 20% of Consolidated Net Worth in the aggregate outstanding at any time; provided that (i) such Indebtedness when incurred shall not exceed the purchase price or cost of construction of such asset and (ii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing;

(d) intercompany Indebtedness of one Credit Party to another Credit Party;

(e) additional Indebtedness of the Credit Parties up to but not exceeding, when added to Indebtedness outstanding pursuant to Section 6.1(c) hereof, 20% of Consolidated Net Worth in the aggregate outstanding at any time; provided, that after giving effect to such Indebtedness on a Pro Forma Basis, (i) no Default or Event of Default exists and (ii) the Credit Parties are in compliance with each of the financial covenants set forth in Section 5.9;

(f) Indebtedness in respect of Hedging Agreements to the extent permitted hereunder; and

(g) additional unsecured Indebtedness (including Indebtedness in connection with sale leaseback transactions permitted under Section 6.12) of the Credit Parties; provided, that after giving effect to such Indebtedness on a Pro Forma Basis, (i) no Default or Event of Default exists and (ii) the Credit Parties are in compliance with each of the financial covenants set forth in Section 5.9.

Section 6.2 Liens.

The Credit Parties will not, nor will they permit any Subsidiary to, contract, create, incur, assume or permit to exist any Lien with respect to any of its assets (other than “margin stock” within the meaning of Regulation U), whether now owned or hereafter acquired, except for Permitted Liens.

Section 6.3 Nature of Business.

Neither the Parent nor any of its Subsidiaries will engage in any line or lines of business activity other than those conducted as of the Closing Date and business activities reasonably related or complementary thereto, except for lines of business which generate less than 5% of the gross revenues of the Parent and its Subsidiaries on a consolidated basis.

Section 6.4 Consolidation, Merger, Sale or Purchase of Assets, etc.

The Credit Parties will not, nor will they permit any Subsidiary to,

(a) except as provided in Section 6.4(d) below, enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution);

(b) acquire any business or assets from, or Capital Stock of, or be a party to any acquisition of, any Person except:

(i) for purchases of inventory and other assets to be sold or used in the ordinary course of business; and

(ii) Investments permitted under Section 6.5 hereof;

(c) convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, any part of its business or assets, whether now owned or hereafter acquired (including, without limitation, receivables and leasehold interests), but excluding:

(i) any Excluded Disposition;

(ii) obsolete or worn-out Property, tools or equipment no longer used or useful in its business (other than any Excluded Disposition) or real Property no longer used or useful in its business;

(iii) any sale, lease or transfer of assets from a Credit Party to another Credit Party; and

(iv) other assets provided that the aggregate current market value of all assets so sold or transferred (in each case determined at the time of such sale or transfer) shall not at any time exceed, when added to the assets sold or transferred pursuant to Section 6.12 hereof (without duplication), 25% of the current market value of the total assets of the Parent and its Subsidiaries and immediately after giving effect to such transaction, the Parent and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 5.9 hereof on a Pro Forma Basis and both before and after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

provided, that in each case with respect to subsection (iv) above at least 75% of the consideration received therefor by a Credit Party or any such Subsidiary is in the form of cash or Cash Equivalents or Replacement Assets; and

(d) Notwithstanding the foregoing provisions of this Section 6.4, so long as no Default or Event of Default shall have occurred and be continuing, and after giving effect to any of the succeeding transactions, no Default or Event of Default would exist hereunder:

(i) (A) any Credit Party may be merged or consolidated with or into another Credit Party; provided, that, subject to clause (D) immediately below, if one of the parties to such merger or consolidation is the Borrower, the Borrower shall be the continuing or surviving corporation, (B) any Subsidiary may be merged or consolidated with or into another Credit Party so long as the surviving party is either (x) a Credit Party or (y) an Additional Credit Party; provided, that, subject to clause (D) immediately below, if one of the parties to such merger or consolidation is the Borrower, the Borrower shall be the continuing or surviving corporation, (C) any of the Parent or any Subsidiary may merge or consolidate with or into any Person that is not a Credit Party, provided that the applicable conditions set forth in Section 6.4(b) regarding acquisitions are complied with in connection with any such acquisition by merger, the Parent or any such Subsidiary shall be the continuing or surviving corporation and immediately after giving effect to such transaction, the Parent and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 5.9 hereof on a Pro Forma Basis and (D) the Borrower may merge or consolidate with or into any Credit Party or with any Person wholly-owned and controlled by a Credit Party, provided that if the Borrower is not the continuing or surviving entity, the surviving entity shall have assumed all obligations of the Borrower under the Credit Documents and immediately after giving effect to such transaction, the Parent and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 5.9 hereof on a Pro Forma Basis and the ownership of the properties and assets of the Credit Parties as a whole shall remain unchanged; and

(ii) any Subsidiary of the Parent (other than, if the Parent is no longer the Borrower, the Borrower) may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any Credit Party.

The Borrower shall provide the Administrative Agent with prior written notice of any transaction described in this Section 6.4(d) and take such other action as may be required pursuant to the terms of Section 5.12.

Section 6.5 Advances, Investments and Loans.

The Credit Parties will not, nor will they permit any Subsidiary to, lend money or extend credit or make advances to any Person (other than extensions of credit to vendors and suppliers in the form of indemnification obligations owed by such Persons to the Parent or any of its Subsidiaries under vendor/supply contracts entered into in the ordinary course of business), or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any Person except for Permitted Investments.

Section 6.6 Transactions with Affiliates.

Except as expressly permitted by this Agreement, the Credit Parties will not, nor will they permit any of their Subsidiaries to, directly or indirectly: (a) make any investment in an Affiliate other than Permitted Investments; (b) transfer, sell, lease, assign or otherwise dispose of any assets to an Affiliate; (c) merge into or consolidate with or purchase or acquire assets from an Affiliate other than Permitted Acquisitions; or (d) enter into any other transaction directly or indirectly with or for the benefit of an Affiliate (including, without limitation, guarantees and assumptions of obligations of an Affiliate); provided that (i) any Affiliate who is an individual may serve as a director, officer or employee of the Parent or any of its Subsidiaries and receive reasonable compensation for his or her services in such capacity and (ii) the Parent and its Subsidiaries may enter into transactions (other than extensions of credit by the Parent or any of its Subsidiaries to an Affiliate) if the monetary or business consideration arising therefrom would be substantially as advantageous to the Parent and its Subsidiaries as the monetary or business consideration that would be obtained in a comparable transaction with a Person not an Affiliate.

Section 6.7 Ownership of Subsidiaries; Restrictions.

The Credit Parties will not, nor will they permit any Subsidiary to, create, form or acquire any Subsidiaries, except for (a) wholly-owned Domestic Subsidiaries which are joined as Additional Credit Parties to the extent required by the terms hereof and (b) wholly-owned (or, if not wholly owned, owned to the maximum extent permitted under applicable law) Foreign Subsidiaries approved in writing by the Agent, which approval shall not be unreasonably withheld.  The Credit Parties will not, nor will they permit their Subsidiaries to, sell, transfer, pledge or otherwise dispose of any Capital Stock or other equity interests in any of its Subsidiaries, nor will it permit any of its Subsidiaries to issue, sell, transfer, pledge or otherwise dispose of any of its Capital Stock or other equity interests, except in a transaction permitted by Section 6.4.

Section 6.8 Fiscal Year; Organizational Documents; Material Contracts.

The Credit Parties will not, nor will they permit any of their Subsidiaries to, change their fiscal year, except to adopt a retail fiscal year end which is no more than 65 days from December 31.  The Borrower will promptly notify the Agent of such change in fiscal year.  The Credit Parties will not, nor will they permit any Subsidiary to, amend, modify or change their articles of incorporation (or corporate charter or other similar organizational document) or bylaws (or other similar document) in any manner that could adversely affect the rights of the Lenders hereunder.  The Credit Parties will not, nor will it permit any of their Subsidiaries to, without the prior written consent of the Administrative Agent, amend, modify, cancel or terminate or fail to renew or extend or permit the amendment, modification, cancellation or termination of any of the Material Contracts, except in the event that such amendments, modifications, cancellations or terminations could not reasonably be expected to have a Material Adverse Effect.

Section 6.9 Limitation on Actions.

(a) The Credit Parties will not, nor will they permit any Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Person to (a) pay dividends or make any other distributions to any Credit Party on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, (b) pay any Indebtedness or other obligation owed to any Credit Party, (c) make loans or advances to any Credit Party, (d) sell, lease or transfer any of its properties or assets to any Credit Party, or (e) act as a Guarantor pursuant to the Credit Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (a)-(d) above) for such encumbrances or restrictions existing under or by reason of (i) this Agreement and the other Credit Documents, (ii) applicable law, (iii) any document or instrument governing Indebtedness incurred pursuant to Section 6.1(c), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, or (iv) any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien.

(b) The Credit Parties will not, nor will they permit any Subsidiary to, enter into, assume or become subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for some other obligation except (i) pursuant to this Agreement and the other Credit Documents, (ii) pursuant to applicable law, (iii) pursuant to any document or instrument governing Indebtedness incurred pursuant to Section 6.1(c), provided that in the case of Section 6.1(c) any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (iv) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or assets pending such sale, provided such restrictions and conditions apply only to the Subsidiary or assets that are to be sold and such sale is permitted hereunder, (v) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the assets securing such Indebtedness, (vi) customary provisions in leases and other contracts restricting the assignment thereof, (vii) restrictions in any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien and (viii) any indenture agreement, instrument or other arrangement relating to the assets or business of any Subsidiary and existing prior to the consummation of the Permitted Acquisition in which such Subsidiary was acquired.

Section 6.10 Restricted Payments.

The Credit Parties will not, nor will they permit any Subsidiary to, directly or indirectly, declare, order, make or set apart any sum for or pay any Restricted Payment, except (a) to make dividends payable solely in the same class of Capital Stock of such Person, (b) to make dividends or other distributions payable to any Credit Party (directly or indirectly through Subsidiaries), (c) as permitted by Section 6.11, (d) to make dividends to or repurchases from the Parent or the parent of such Subsidiary (provided that such parent company is a Credit Party) the proceeds of which shall be used to pay taxes that are then due and payable, and (e) the Parent may pay dividends or repurchase shares of its Capital Stock so long as no Default or Event of Default shall have occurred and be continuing or be directly or indirectly caused as a result thereof and after giving effect to such payments or repurchases, the Parent and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 5.9 hereof on a Pro Forma Basis, determined at the time of any such payment or repurchase.

Section 6.11 Repayments of Indebtedness, etc.

(a) The Credit Parties will not, nor will they permit any of its Subsidiaries to, amend or modify (or permit the amendment or modification of) any of the terms of the documents evidencing its or their Indebtedness if such amendment or modification would add or change any terms in a manner adverse to the issuer of such Indebtedness, or shorten the final maturity or average life to maturity or require any payment to be made sooner than originally scheduled or increase the interest rate applicable thereto or change any subordination provision thereof.

(b) The Borrower will furnish to the Administrative Agent a copy of each modification, supplement or waiver of any provisions of any agreement, instrument or other document evidencing or relating to the charter or bylaws of the Parent or any of its Subsidiaries promptly upon the effectiveness thereof (and the Administrative Agent will promptly furnish a copy thereof to each Lender).

Section 6.12 Sale Leasebacks.

The Credit Parties will not, nor will they permit any Subsidiary to, directly or indirectly, enter into any arrangement, directly or indirectly, whereby the Parent or any Subsidiary shall sell or transfer any property owned by it to a Person (other than the Parent or any Subsidiary) in order then or thereafter to lease such property or lease other property which the Parent or any Subsidiary intends to use for substantially the same purpose as the property being sold or transferred.  Notwithstanding the foregoing provisions of this Section 6.12, the Parent or any Subsidiary may sell or transfer any property owned by it as described in the preceding sentence provided that the aggregate current market value of all assets so sold or transferred (in each case determined at the time of such sale or transfer) shall not at any time exceed, when added to the assets sold or transferred pursuant to Section 6.4(c)(iv) hereof (without duplication), 25% of the current market value of the total assets of the Parent and its Subsidiaries and immediately after giving effect to such transaction, the Parent and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 5.9 hereof on a Pro Forma Basis.

Section 6.13 Use of Proceeds.

The Borrower will not use the proceeds of the Loans and Letters of Credit in a manner inconsistent with the uses permitted under Section 3.11 hereof.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.1 Events of Default.

An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):

(a) (i) The Borrower shall fail to pay any principal on any Note when due in accordance with the terms thereof or hereof; or (ii) the Borrower shall fail to reimburse the applicable Issuing Lender for any LOC Obligations when due in accordance with the terms hereof; or (iii) the Borrower shall fail to pay any interest on any Note or any fee or other amount payable hereunder when due in accordance with the terms thereof or hereof and any such failure shall continue unremedied for three (3) Business Days; or (iv) any Guarantor shall fail to pay on the Guaranty in respect of any of the foregoing or in respect of any other Guaranty Obligations thereunder; or

(b) Any representation or warranty made or deemed made herein or in any of the other Credit Documents or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement shall prove to have been incorrect, false or misleading in any material respect on or as of the date made or deemed made; or

(c) (i) Any Credit Party shall fail to perform, comply with or observe any term, covenant or agreement applicable to it contained in Sections 5.4(a), 5.6(b), 5.7(a) or 5.9 or Article VI hereof; or (ii) any Credit Party shall fail to comply with any other covenant, contained in this Credit Agreement or the other Credit Documents or any other agreement, document or instrument among any Credit Party, the Administrative Agent and the Lenders or executed by any Credit Party in favor of the Administrative Agent or the Lenders (other than as described in Sections 7.1(a) or 7.1(c)(i) above), and in the event any such breach or failure to comply is capable of cure, is not cured within thirty (30) days of its occurrence; or

(d) The Credit Parties or any of their Subsidiaries shall (i) default in any payment of principal of or interest on any Indebtedness (other than the Notes) in a principal amount outstanding of at least $25,000,000 in the aggregate for the Parent and any of its Subsidiaries beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness in a principal amount outstanding of at least $25,000,000 in the aggregate for the Parent and its Subsidiaries or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity; or

(e) (i) The Credit Parties or any of their Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Parent or any Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Parent or any Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Parent or any Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Parent or any Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Parent or any Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(f) One or more judgments or decrees shall be entered against any Credit Party or any of its Subsidiaries involving in the aggregate a liability (to the extent not paid when due or covered by insurance) of $25,000,000 or more and all such judgments or decrees shall not have been paid and satisfied, vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(g) (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan (other than a Permitted Lien) shall arise on the assets of the Parent, any of its Subsidiaries or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a Trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Parent, any of its Subsidiaries or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or ERISA Reorganization of, any Multiemployer Plan or (vi) any other similar event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could have a Material Adverse Effect; or

(h) A reasonable basis shall exist for the assertion against any Credit Party or any of its Subsidiaries, or any predecessor in interest of any Credit Parties or any of its Subsidiaries, of (or there shall have been asserted against any Credit Party or any of its Subsidiaries) an Environmental Claim that, in the judgment of the Required Lenders, is reasonably likely to be determined adversely to any Credit Party or any of its Subsidiaries, and the amount thereof (either individually or in the aggregate) is reasonably likely to have a Material Adverse Effect (insofar as such amount is payable by any Credit Party or any of its Subsidiaries but after deducting any portion thereof that is reasonably expected to be paid by other creditworthy Persons jointly and severally liable therefor); or

(i) A Change of Control shall occur; or

(j) The Guaranty or any material provision thereof shall cease to be in full force and effect or any Guarantor or any Person acting by or on behalf of any Guarantor shall deny or disaffirm any Guarantor’s obligations under the Guaranty; or

(k) Any other Credit Document shall fail to be in full force and effect or to give the Administrative Agent and/or the Lenders the security interests, liens, rights, powers and privileges purported to be created thereby (except as such documents may be terminated or no longer in force and effect in accordance with the terms thereof, other than those indemnities and provisions which by their terms shall survive).

Section 7.2 Acceleration; Remedies.

Upon the occurrence and continuation of an Event of Default, then, and in any such event, (a) if such event is an Event of Default specified in Section 7.1(e) above, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon), and all other amounts under the Credit Documents (including without limitation the maximum amount of all contingent liabilities under Letters of Credit) shall immediately become due and payable, the Administrative Agent shall have the right to enforce any and all other rights and interests created and existing under the Credit Documents, including, without limitation, all rights and remedies against a Guarantor and all rights of set-off, and the Administrative Agent shall have the right to enforce any and all other rights and remedies of a creditor under applicable law, and (b) if such event is any other Event of Default, with the written consent of the Required Lenders, the Administrative Agent may, or upon the written request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, take any or all of the following actions: (i) declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; (ii) declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes to be due and payable forthwith and direct the Borrower to pay to the Administrative Agent cash collateral as security for the LOC Obligations for subsequent drawings under then outstanding Letters of Credit in an amount equal to the maximum amount of which may be drawn under Letters of Credit then outstanding, whereupon the same shall immediately become due and payable; (iii) enforce any and all other rights and interests created and existing under the Credit Documents, including, without limitation, all rights and remedies against a Guarantor and all rights of set-off; and (iv) enforce any and all other rights and remedies of a creditor under applicable law.  Except as expressly provided above in this Section 7.2, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

ARTICLE VIII

THE AGENT

Section 8.1 Appointment and Authority.  Each of the Lenders and the Issuing Lender hereby irrevocably appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and neither the Borrower nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Credit Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 8.2 Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 8.3 Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents, and its obligations hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.1 and 7.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the Issuing Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 8.4 Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.5 Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 8.6 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower (so long as no Default exists and is continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent meeting the qualifications set forth above.  Whether or not a successor has been appointed, such resignation shall nonetheless become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this paragraph).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation or removal hereunder and under the other Credit Documents, the provisions of this Article and Section 9.5 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

(d) Any resignation by Wells Fargo Bank, as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Lender and Swingline Lender.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender and Swingline Lender, (ii) the retiring Issuing Lender and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Credit Documents, and (iii) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.

Section 8.7 Indemnification.  The Lenders agree to indemnify the Administrative Agent, the Issuing Lender, and the Swingline Lender in their capacities hereunder and their Affiliates and their respective officers, directors, agents and employees (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought under this Section, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Credit Party Obligations) be imposed on, incurred by or asserted against any such indemnitee in any way relating to or arising out of any Credit Document or any documents contemplated by or referred to herein or therein or the Transactions or any action taken or omitted by any such indemnitee under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from such indemnitee’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction.  The agreements in this Section shall survive the termination of this Agreement and payment of the Notes, any Reimbursement Obligation and all other amounts payable hereunder.

Section 8.8 No Other Duties, etc.  Anything herein to the contrary notwithstanding, none of the Bookrunners, Agents (other than the Administrative Agent) or Arrangers, as applicable, listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Lender hereunder.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Amendments, Etc.; Non-Consenting Lenders.

Neither this Credit Agreement, nor any of the Notes, nor any of the other Credit Documents, nor any terms hereof or thereof may be amended, supplemented, waived or modified except in accordance with the provisions of this Section nor may the Borrower or any Guarantor be released except in accordance with the provisions of this Section 9.1.  The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the Borrower or any other Credit Party written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Credit Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Borrower or any other Credit Party hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders may specify in such instrument, any of the requirements of this Credit Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, waiver, supplement, modification or release shall:

(i) reduce the amount or extend the scheduled date of maturity of any Loan or Note or any installment thereon, or reduce the stated rate of any interest or fee payable hereunder (except in connection with a waiver of interest at the increased post-default rate set forth in Section 2.8(b) which shall be determined by a vote of the Required Lenders) or extend the scheduled date of any payment thereof or forgive any principal, interest or fee payable hereunder, or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby; or

(ii) increase the amount of any Lender’s Commitment without the written consent of such Lender; or

(iii) amend, modify or waive any provision of this Section 9.1 or reduce the percentage specified in the definition of Required Lenders, without the written consent of all Lenders; or

(iv) amend, modify or waive any provision of Article VIII without the written consent of the Administrative Agent; or

(v) release the Borrower or a substantial portion of the Guarantors from their obligations hereunder or under the Guaranty, without the written consent of all Lenders; or

(vi) permit the Borrower to assign or transfer any of its rights or obligations under this Credit Agreement or other Credit Documents without the written consent of all Lenders; or

(vii) amend, modify or waive any provision of the Credit Documents requiring consent, approval or request of the Required Lenders or all Lenders without the written consent of all of the Required Lenders or Lenders as appropriate; or

(viii) amend, modify or waive the order in which Credit Party Obligations are paid in Section 2.11(b) without the written consent of each Lender directly affected thereby; or

(ix) amend or modify the definition of Credit Party Obligations to delete or exclude any obligation or liability described therein without the written consent of each Lender directly affected thereby;

provided, further, that no amendment, waiver or consent affecting the rights or duties of the Administrative Agent, the Issuing Lender or the Swingline Lender under any Credit Document shall in any event be effective, unless in writing and signed by the Administrative Agent, the Issuing Lender and/or the Swingline Lender, as applicable, in addition to the Lenders required hereinabove to take such action.

In the event that any Lender (a “Non-Consenting Lender”) fails to consent to any proposed amendment, modification, termination, waiver or consent with respect to any provision hereof or of any other Credit Document that requires the unanimous approval of all of the Lenders or the approval of all of the Lenders directly affected thereby, in each case in accordance with the terms of this Section 9.1, the Borrower shall be permitted to replace such Non-Consenting Lender with a replacement financial institution satisfactory to the Administrative Agent, so long as the consent of the Required Lenders shall have been obtained with respect to such amendment, modification, termination, waiver or consent; provided that (i) such replacement does not conflict with any applicable law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, (ii) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to the Non-Consenting Lender pursuant to the Credit Documents on or prior to the date of replacement, (iii) the replacement financial institution shall approve the proposed amendment, modification, termination, waiver or consent, (iv) the Borrower shall be liable to the Non-Consenting Lender under Section 2.16 if any LIBOR Rate Loan owing to the Non-Consenting Lender shall be purchased other than on the last day of the Interest Period relating thereto, (v) the Non-Consenting Lender shall be obligated to make such replacement in accordance with the provisions of Section 9.6(c) (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (vi) until such time as such replacement shall be consummated, the Borrower shall pay to the Non-Consenting Lender all additional amounts (if any) required pursuant to Section 2.14, 2.15, 2.16 or 2.17, as the case may be, (vii) the Borrower provides at least three (3) Business Days’ prior notice to the Non-Consenting Lender, and (viii) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the Non-Consenting Lender.  In the event any Non-Consenting Lender fails to execute the agreements required under Section 9.6 in connection with an assignment pursuant to this Section 9.1, the Borrower may, upon two (2) Business Days’ prior notice to the Non-Consenting Lender, execute such agreements on behalf of the Non-Consenting Lender.

Any such waiver, any such amendment, supplement or modification and any such release shall apply equally to each of the Lenders and shall be binding upon the Borrower, the other Credit Parties, the Lenders, the Administrative Agent and all future holders of the Notes.  In the case of any waiver, the Borrower, the other Credit Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the outstanding Loans and Notes and other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding any of the foregoing to the contrary, the consent of the Credit Parties shall not be required for any amendment, modification or waiver of the provisions of Article VIII (other than the provisions of Section 8.6); provided, however, that the Administrative Agent will provide written notice to the Borrower of any such amendment, modification or waiver.  In addition, the Borrower and the Lenders hereby authorize the Administrative Agent to modify this Credit Agreement by unilaterally amending or supplementing Schedule 2.1(a) from time to time in the manner requested by the Borrower, the Administrative Agent or any Lender in order to reflect any assignments or transfers of the Loans as provided for hereunder; provided that the Administrative Agent shall promptly deliver a copy of any such modification to the Borrower and each Lender.

Notwithstanding any of the foregoing to the contrary, the Credit Parties and the Administrative Agent, without the consent of any Lender, may enter into any amendment, modification or waiver of any Credit Document, or enter into any new agreement or instrument, to correct any obvious error or omission of a technical nature, in each case that is immaterial (as determined by the Administrative Agent), in any provision of any Credit Document, if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (x) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersede the unanimous consent provisions set forth herein, (y) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and (z) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except (i) that the Commitment of such Lender may not be increased or extended without the consent of such Lender and (ii) to the extent such amendment, waiver or consent impacts such Defaulting Lender more than the other Lenders.

Section 9.2 Notices.

Except as otherwise provided in Article II, all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) when delivered by hand, (b) when transmitted via telecopy (or other facsimile device) to the number set out herein, (c) the day following the day on which the same has been delivered prepaid or pursuant to an invoice arrangement to a reputable national overnight air courier service, or (d) the fifth Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case, addressed as follows in the case of the Borrower, the other Credit Parties and the Administrative Agent, and as set forth on Schedule 9.2 in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Notes:

The Borrower and the other Credit Parties:
Dollar Tree Stores, Inc.
500 Volvo Parkway
Chesapeake, Virginia  23320
Attention:  Corporate Secretary
Telecopier:  (757) 321-5111
Telephone:  (757) 321-5000

with a copy to:

Attention:  Corporate Treasurer
Telecopier:  (757) 321-5111
Telephone:  (757) 321-5000

The Administrative Agent:
Wells Fargo Bank, National Association, as Administrative Agent
1525 W.T. Harris Blvd.
Mail Code NC 0680
Charlotte, North Carolina 28262
Attention:  Syndication Agency Services

with a copy to:

Wells Fargo Bank, National Association
7000 Central Parkway, Suite 600
Atlanta, Georgia 30328
Attention:   Ekta Patel
Telephone:   (770) 551-4657

Section 9.3 No Waiver; Cumulative Remedies.

No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 9.4 Survival of Representations and Warranties.

All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans, provided that all such representations and warranties shall terminate on the date upon which the Commitments have been terminated and all amounts owing hereunder and under any Notes have been paid in full.

Section 9.5 Payment of Expenses and Taxes.

(a) The Credit Parties agree (1) to pay or reimburse the Administrative Agent and WFS for all their reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation, negotiation, printing and execution of, and any amendment, supplement or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, together with the reasonable fees and disbursements of counsel to the Administrative Agent, (2) to pay or reimburse each Lender, WFS and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the Notes and any such other documents, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent and to the Lenders (including reasonable allocated costs of in-house legal counsel), (3) on demand, to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, the Credit Documents and any such other documents, and (4) to pay, indemnify, and hold each Lender, WFS and the Administrative Agent and their Affiliates harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to (i) the execution, delivery, enforcement, performance and administration of the Credit Documents and any such other documents and the use, or proposed use, of proceeds of the Loans and (ii) any actual or alleged presence or release of Materials of Environmental Concern on or from any property owned or operated by any Credit Party or any of its Subsidiaries, or any liability under Environmental Law related in any way to any Credit Party or any of its Subsidiaries, and whether or not the Administrative Agent, the relevant Lenders and their Affiliates are parties to the claim, demand, action, cause of action or proceeding from which any of the aforementioned arises (all of the foregoing, collectively, the “indemnified liabilities”); provided, however, that the Borrower shall not have any obligation hereunder to the Administrative Agent or any Lender with respect to indemnified liabilities arising from the gross negligence or willful misconduct of the Administrative Agent or any such Lender, as determined by court of competent jurisdiction by final and non-appealable judgment.  The agreements in this Section 9.5(a) shall survive repayment or assignment of the Loans, Notes and all other amounts payable hereunder.

(b) To the extent that the Credit Parties for any reason fail to indefeasibly pay any amount required under this Section 9.5 to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender, Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lender, Swingline Lender or such Related Party, as the case may be, such Lender’s Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Issuing Lender or Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), Issuing Lender or Swingline Lender in connection with such capacity.

Section 9.6 Successors and Assigns.

(a) Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

       (A)           in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

       (B)           in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of a Revolving Commitment, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that, in connection with simultaneous assignments to two or more related Approved Funds, such Approved Funds shall be treated as one assignee for purposes of determining compliance with the minimum assignment amount referred to above.

(ii) Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitments assigned.

(iii) Required Consents.  No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

       (A)           the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

       (B)           the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of Revolving Commitments if such assignment is to a Person that is not a Lender with a Commitment in respect of such facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

       (C)           the consent of the Issuing Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

       (D)           the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Commitments.

(iv) Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no such fee shall be required, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons.  No such assignment shall be made to any Person that is not an Eligible Assignee.

(vi) Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.16 and 9.5 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at its address referred to in Section 9.2 a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders, the Issuing Lender and the Swingline Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 9.5(b) with respect to any payments made by such Lender to its Participant(s).

Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (iv), (vi), (viii), (ix), (x) (in connection with the written consent of all Lenders only) and (xiii) that affects such Participant.  Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.7 as though it were a Lender, provided such Participant agrees to be subject to Section 9.7 as though it were a Lender.

(e) Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Sections 2.15 and 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(a) as though it were a Lender.

(f) Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.  Each Credit Party (and each Lender and the Issuing Lender, and each Related Party of any of the foregoing Persons) agrees to cooperate with the Administrative Agent and the Lenders in connection with any pledge or assignment or any Participation and/or securities created pursuant to this Section, including delivery of any documentation reasonably requested by the Administrative Agent or a Lender in connection therewith.

Section 9.7 Adjustments; Set-off.

(a) Each Lender agrees that if any Lender (a “benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7.1(e), or otherwise) in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loans, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.  The Borrower agrees that each Lender so purchasing a portion of another Lender’s Loans may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

(b) In addition to any rights and remedies of the Lenders provided by law (including, without limitation, other rights of set-off), each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon the occurrence of any Event of Default, to setoff and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower, or any part thereof in such amounts as such Lender may elect, against and on account of the obligations and liabilities of the Borrower to such Lender hereunder and claims of every nature and description of such Lender against the Borrower, in any currency, whether arising hereunder, under the Notes or under any documents contemplated by or referred to herein or therein, as such Lender may elect, whether or not such Lender has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured.  The aforesaid right of set-off may be exercised by such Lender against the Borrower or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver or execution, judgment or attachment creditor of the Borrower, or against anyone else claiming through or against the Borrower or any such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by such Lender prior to the occurrence of any Event of Default.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

Section 9.8 Table of Contents and Section Headings.

The table of contents and the Section and subsection headings herein are intended for convenience only and shall be ignored in construing this Agreement.

Section 9.9 Counterparts.

This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

Section 9.10 Effectiveness.

This Credit Agreement shall become effective on the date on which all of the parties have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Administrative Agent pursuant to Section 9.2 or, in the case of the Lenders, shall have given to the Administrative Agent written, telecopied or telex notice (actually received) at such office that the same has been signed and mailed to it.

Section 9.11 Severability.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 9.12 Integration.

This Agreement, the Notes and the other Credit Documents represent the agreement of the Borrower, the Guarantors, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, the Borrower, the Guarantors or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the Notes.

Section 9.13 Governing Law.

THIS AGREEMENT AND THE NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NORTH CAROLINA, WITHOUT REFERENCE TO ANY OTHER CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF.  THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR ACTION ARISING OUT OF THIS AGREEMENT AND THE NOTES.

Section 9.14 Consent to Jurisdiction and Service of Process.

All judicial proceedings brought against the Borrower and/or any other Credit Party with respect to this Agreement, any Note or any of the other Credit Documents may be brought in the U.S. District Court for the Western District of North Carolina or, if such court does not have subject matter jurisdiction, in any state court located in Mecklenburg County, and, by execution and delivery of this Agreement, the Borrower and the other Credit Parties accepts, for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any final judgment rendered thereby in connection with this Agreement from which no appeal has been taken or is available.  The Borrower and the other Credit Parties, the Administrative Agent and the Lenders each irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens which it may now or hereafter have to the bringing of any such action or proceeding in any such jurisdiction.  Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of any Lender to bring proceedings against the Borrower or the other Credit Parties in the court of any other jurisdiction.

Section 9.15 Arbitration.

(a) Notwithstanding the provisions of Section 9.14 to the contrary, upon demand of any party hereto, whether made before or within three (3) months after institution of any judicial proceeding, any dispute, claim or controversy arising out of, connected with or relating to this Agreement and other Credit Documents (“Disputes”) between or among parties to this Agreement shall be resolved by binding arbitration as provided herein.  Institution of a judicial proceeding by a party does not waive the right of that party to demand arbitration hereunder.  Disputes may include, without limitation, tort claims, counterclaims, disputes as to whether a matter is subject to arbitration, claims brought as class actions, claims arising from Credit Documents executed in the future, or claims arising out of or connected with the transaction reflected by this Agreement.

Arbitration shall be conducted under and governed by the Commercial Arbitration Rules (the “Arbitration Rules”) of the American Arbitration Association (the “AAA”) and Title 9 of the U.S. Code.  All arbitration hearings shall be conducted in Charlotte, North Carolina.  A hearing shall begin within 90 days of demand for arbitration and all hearings shall be concluded within 120 days of demand for arbitration.  These time limitations may not be extended unless a party shows cause for extension and then no more than a total extension of 60 days.  The expedited procedures set forth in Rule 51 et seq. of the Arbitration Rules shall be applicable to claims of less than $1,000,000.  All applicable statutes of limitation shall apply to any Dispute.  A judgment upon the award may be entered in any court having jurisdiction.  Arbitrators shall be licensed attorneys selected from the Commercial Financial Dispute Arbitration Panel of the AAA.  The parties hereto do not waive applicable Federal or state substantive law except as provided herein.  Notwithstanding the foregoing, this arbitration provision does not apply to disputes under or related to Hedging Agreements.

(b) Notwithstanding the preceding binding arbitration provisions, the Administrative Agent, the Lenders, the Borrower and the other Credit Parties agree to preserve, without diminution, certain remedies that the Administrative Agent on behalf of the Lenders may employ or exercise freely, independently or in connection with an arbitration proceeding or after an arbitration action is brought.  The Administrative Agent on behalf of the Lenders shall have the right to proceed in any court of proper jurisdiction or by self-help to exercise or prosecute the following remedies, as applicable (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale granted under Credit Documents or under applicable law or by judicial foreclosure and sale, including a proceeding to confirm the sale; (ii) all rights of self-help including peaceful occupation of real property and collection of rents, set-off, and peaceful possession of personal property; and (iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and filing an involuntary bankruptcy proceeding.  Preservation of these remedies does not limit the power of an arbitrator to grant similar remedies that may be requested by a party in a Dispute.

(c) The parties hereto agree that they shall not have a remedy of punitive or exemplary damages against the other in any Dispute and hereby waive any right or claim to punitive or exemplary damages they have now or which may arise in the future in connection with any Dispute whether the Dispute is resolved by arbitration or judicially.

(d) By execution and delivery of this Agreement, each of the parties hereto accepts, for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction relating to any arbitration proceedings conducted under the Arbitration Rules in Charlotte, North Carolina and irrevocably agrees to be bound by any final judgment rendered thereby in connection with this Agreement from which no appeal has been taken or is available.

Section 9.16 Confidentiality.

Each of the Administrative Agent, the Lenders and the Issuing Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder, under any other Credit Document or Hedging Agreement or any action or proceeding relating to this Agreement, any other Credit Document or Hedging Agreement or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations; (g) subject to each such Person being informed of the confidential nature of the Information and to their agreement to keep such Information confidential on substantially the same terms as required by this Section, to (i) an investor or prospective investor in securities issued by an Approved Fund that also agrees that Information shall be used solely for the purpose of evaluating an investment in such securities issued by the Approved Fund, (ii) a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in securities issued by an Approved Fund in connection with the administration, servicing and reporting on the assets serving as collateral for securities issued by an Approved Fund, or (iii) a nationally recognized rating agency that requires access to information regarding the Credit Parties, the Loans and Credit Documents in connection with ratings issued in respect of securities issued by an Approved Fund; (h) with the consent of the Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” shall mean all information received in writing from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.17 Acknowledgments.

The Borrower and the other Credit Parties each hereby acknowledge that:

(a) it has been advised by counsel in the negotiation, execution and delivery of each Credit Document;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower or any other Credit Party arising out of or in connection with this Agreement and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower and the other Credit Parties, on the other hand, in connection herewith is solely that of debtor and creditor; and

(c) no joint venture exists among the Lenders or among the Borrower or the other Credit Parties and the Lenders.

Section 9.18 Waivers of Jury Trial.

THE BORROWER, THE OTHER CREDIT PARTIES, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

Section 9.19 No Advisory or Fiduciary Responsibility.

In connection with all aspects of each Transaction, each of the Credit Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that:  (a) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s-length commercial transaction between the Credit Parties and their Affiliates, on the one hand, and the Administrative Agent and WFS, on the other hand, and the Credit Parties are capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the Transactions and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof); (b) in connection with the process leading to such transaction, the Administrative Agent and WFS each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for any Credit Party or any of their Affiliates, stockholders, creditors or employees or any other Person; (c) neither the Administrative Agent nor WFS has assumed or will assume an advisory, agency or fiduciary responsibility in favor of any Credit Party with respect to any of the Transactions or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether the Administrative Agent or WFS has advised or is currently advising any Credit Party or any of its Affiliates on other matters) and neither the Administrative Agent nor WFS has any obligation to any Credit Party or any of their Affiliates with respect to the Transactions except those obligations expressly set forth herein and in the other Credit Documents; (d) the Administrative Agent and WFS and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Credit Parties and their Affiliates, and neither the Administrative Agent nor WFS has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (e) the Administrative Agent and WFS have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the Transactions (including any amendment, waiver or other modification hereof or of any other Credit Document) and the Credit Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate.  Each of the Credit Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent or WFS with respect to any breach or alleged breach of agency or fiduciary duty.

Section 9.20 USA Patriot Act.

Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.  The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

ARTICLE X

GUARANTY

Section 10.1 The Guaranty.

In order to induce the Lenders to enter into this Agreement and to extend credit hereunder and in recognition of the direct benefits to be received by the Guarantors from the Extensions of Credit hereunder, each of the Guarantors hereby agrees with the Administrative Agent and the Lenders as follows:  each Guarantor hereby unconditionally and irrevocably jointly and severally guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, by acceleration or otherwise, of any and all indebtedness of the Borrower to the Administrative Agent and the Lenders.  If any or all of the indebtedness of the Borrower to the Administrative Agent and the Lenders becomes due and payable hereunder, each Guarantor unconditionally promises to pay such indebtedness to the Administrative Agent and the Lenders, on order, on demand, together with any and all reasonable expenses which may be incurred by the Administrative Agent or the Lenders in collecting any of the indebtedness.  The word “indebtedness” is used in this Article X in its most comprehensive sense and includes any and all advances, debts, obligations and liabilities of the Borrower arising in connection with this Agreement, in each case, heretofore, now, or hereafter made, incurred or created, whether voluntarily or involuntarily, absolute or contingent, liquidated or unliquidated, determined or undetermined, whether or not such indebtedness is from time to time reduced, or extinguished and thereafter increased or incurred, whether the Borrower may be liable individually or jointly with others, whether or not recovery upon such indebtedness may be or hereafter become barred by any statute of limitations, and whether or not such indebtedness may be or hereafter become otherwise unenforceable.

Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents, to the extent the obligations of a Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of each such Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the Bankruptcy Code).

Section 10.2 Bankruptcy.

Additionally, each of the Guarantors unconditionally and irrevocably guarantees jointly and severally the payment of any and all indebtedness of the Borrower to the Lenders whether or not due or payable by the Borrower upon the occurrence of any of the events specified in Section 7.1(e), and unconditionally promises to pay such indebtedness to the Administrative Agent for the account of the Lenders, or order, on demand, in lawful money of the United States.  Each of the Guarantors further agrees that to the extent that the Borrower or a Guarantor shall make a payment or a transfer of an interest in any property to the Administrative Agent or any Lender, which payment or transfer or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, or otherwise is avoided, and/or required to be repaid to the Borrower or a Guarantor, the estate of the Borrower or a Guarantor, a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such avoidance or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.

Section 10.3 Nature of Liability.

The liability of each Guarantor hereunder is exclusive and independent of any security for or other guaranty of the indebtedness of the Borrower whether executed by any such Guarantor, any other guarantor or by any other party, and no Guarantor’s liability hereunder shall be affected or impaired by (a) any direction as to application of payment by the Borrower or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the indebtedness of the Borrower, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by the Borrower, or (e) any payment made to the Administrative Agent or the Lenders on the indebtedness which the Administrative Agent or such Lenders repay the Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each of the Guarantors waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.  The obligations of the Guarantors hereunder are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Credit Documents or any other agreement or instrument referred to therein, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or a guarantor.

Section 10.4 Independent Obligation.

The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor or the Borrower, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor or the Borrower and whether or not any other Guarantor or the Borrower is joined in any such action or actions.

Section 10.5 Authorization.

Each of the Guarantors authorizes the Administrative Agent and each Lender without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to (a) renew, compromise, extend, increase, accelerate or otherwise change the time for payment of, or otherwise change the terms of the indebtedness or any part thereof in accordance with this Agreement, including any increase or decrease of the rate of interest thereon, (b) take and hold security from any Guarantor or any other party for the payment of this Guaranty or the indebtedness and exchange, enforce, waive and release any such security, (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their discretion may determine and (d) release or substitute any one or more endorsers, guarantors, the Borrower or other obligors.

Section 10.6 Reliance.

It is not necessary for the Administrative Agent or the Lenders to inquire into the capacity or powers of the Borrower or the officers, directors, partners or agents acting or purporting to act on their behalf, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

Section 10.7 Waiver.

(a) Each of the Guarantors waives any right (except as shall be required by applicable statute and cannot be waived) to require the Administrative Agent or any Lender to (i) proceed against the Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Borrower, any other guarantor or any other party, or (iii) pursue any other remedy in the Administrative Agent’s or any Lender’s power whatsoever.  Each of the Guarantors waives any defense based on or arising out of any defense of the Borrower, any other Guarantor or any other party other than payment in full of the indebtedness, including without limitation any defense based on or arising out of the disability of the Borrower, any other guarantor or any other party, or the unenforceability of the indebtedness or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower other than payment in full of the indebtedness.  Without limiting the generality of the provisions of this Article X, each of the Guarantors hereby specifically waives the benefits of N.C. Gen. Stat. § 26-7 through 26-9, inclusive.  The Administrative Agent or any of the Lenders may, at their election, foreclose on any security held by the Administrative Agent or a Lender by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Administrative Agent and any Lender may have against the Borrower or any other party, or any security, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the indebtedness has been paid.  Each of the Guarantors waives any defense arising out of any such election by the Administrative Agent and each of the Lenders, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Guarantors against the Borrower or any other party or any security.

(b) Each of the Guarantors waives all presentments, demands for performance, protests and notices of nonperformance, notices of amendments or modifications to this Agreement or any of the other Credit Documents, notice of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional indebtedness.  Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the indebtedness and the nature, scope and extent of the risks which such Guarantor assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any Lender shall have any duty to advise such Guarantor of information known to it regarding such circumstances or risks.

(c) Each of the Guarantors hereby agrees it will not exercise any rights of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the U.S. Bankruptcy Code, or otherwise) to the claims of the Lenders against the Borrower or any other guarantor of the indebtedness of the Borrower owing to the Lenders (collectively, the “Other Parties”) and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any Other Party which it may at any time otherwise have as a result of this Guaranty until such time as the Loans hereunder shall have been paid and the Commitments have been terminated.  Each of the Guarantors hereby further agrees not to exercise any right to enforce any other remedy which the Administrative Agent and the Lenders now have or may hereafter have against any Other Party, any endorser or any other guarantor of all or any part of the indebtedness of the Borrower and any benefit of, and any right to participate in, any security or collateral given to or for the benefit of the Lenders to secure payment of the indebtedness of the Borrower until such time as the Loans hereunder shall have been paid and the Commitments have been terminated.

Section 10.8 Limitation on Enforcement.

The Lenders agree that this Guaranty may be enforced only by the action of the Administrative Agent acting upon the instructions of the Required Lenders and that no Lender shall have any right individually to seek to enforce or to enforce this Guaranty, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent for the benefit of the Lenders upon the terms of this Agreement.  The Lenders further agree that this Guaranty may not be enforced against any director, officer, employee or stockholder of the Guarantors.

Section 10.9 Confirmation of Payment.

The Administrative Agent and the Lenders will, upon request after payment of the indebtedness and obligations which are the subject of this Guaranty and termination of the commitments relating thereto, confirm to the Borrower, the Guarantors or any other Person that such indebtedness and obligations have been paid and the commitments relating thereto terminated, subject to the provisions of Section 10.2.

DOLLAR TREE STORES, INC.
CREDIT AGREEMENT

IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be duly executed and delivered by its proper and duly authorized officers as of the day and year first above written.

BORROWER:	DOLLAR TREE STORES, INC.,
a Virginia corporation

By: /s/ Kevin S. Wampler
Name: Kevin Wampler
Title: Chief Financial Officer

PARENT:	DOLLAR TREE, INC.,
a Virginia corporation

By: /s/ Kevin S. Wampler
Name: Kevin Wampler
Title: Chief Financial Officer

GUARANTORS:	DOLLAR TREE MANAGEMENT, INC.
a Virginia corporation

By: /s/ Kevin S. Wampler
Name: Kevin Wampler
Title: Vice President

DOLLAR TREE DISTRIBUTION, INC.,
a Virginia corporation

By: /s/ Kevin S. Wampler
Name: Kevin Wampler
Title: Vice President

GREENBRIER INTERNATIONAL, INC.,
a Delaware corporation

By: /s/ Kevin W. Wampler
Name: Kevin Wampler
Title: Vice President

DOLLAR TREE STORES, INC.
CREDIT AGREEMENT

DOLLAR TREE AIR, INC.
a Virginia corporation

By: /s/ Kevin S. Wampler
Name: Kevin Wampler
Title: Vice President

DOLLAR TREE OLLIE'S, LLC,
a Virginia limited liability company

By: /s/ Kevin S. Wampler
Name: Kevin Wampler
Title: Manager

DOLLAR TREE PROPERTIES, INC.,
a Virginia corporation

By: /s/ Kevin S. Wampler
Name: Kevin Wampler
Title: President

DTD TENNESEE, INC.,
a Delaware corporation

By: /s/ Kevin S. Wampler
Name: Kevin Wampler
Title: Chief Financial Officer

DOLLAR TREE SOURCING COMPANY, LLC,
a Virginia limited liability company

By: /s/ Kevin S. Wampler
Name: Kevin Wampler
Title: Manager

DOLLAR TREE STORES, INC.
CREDIT AGREEMENT

DT REALTY, LLC,
a Virginia limited liability company

By: /s/ Kevin S. Wampler
Name: Kevin Wampler
Title: Manager

DT RETAIL PROPERTIES, LLC,
a Virginia limited liability company

By: /s/ Kevin S. Wampler
Name: Kevin Wampler
Title: Manager

AGENT AND LENDERS:	WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent and a Lender

By: /s/ Andrew G. Payne
Name: Andrew G. Payne
Title: Director

DOLLAR TREE STORES, INC.
CREDIT AGREEMENT

Bank of America, N.A.,
as a Lender

By: /s/ Thomas Kainamura
Name: Thomas Kainamura
Title: Vice President

 DOLLAR TREE STORES, INC.
CREDIT AGREEMENT

Citizens Bank of Pennsylvania
as a Lender

By: /s/ Peggy Sanders
Name: Peggy Sanders
Title: Senior Vice President

DOLLAR TREE STORES, INC.
CREDIT AGREEMENT

Branch Banking and Trust Company,
as a Lender

By: /s/ Jack M. Frost
Name: Jack M. Frost
Title: Senior Vice President

 DOLLAR TREE STORES, INC.
CREDIT AGREEMENT

FIFTH THIRD BANK, an Ohio banking corporation,
as a Lender

By: /s/ Mary Ramsey
Name: Mary Ramsey
Title: Vice President

 Credit Agreement

HSBC Bank USA, N.A.,
as a Lender

By: /s/ Dean Lochrie
Name: Dean Lochrie
Title: Vice President

 DOLLAR TREE STORES, INC.
CREDIT AGREEMENT

JPMorgan Chase Bank, N.A.,
as a Lender

By: /s/ Sarah Freedman
Name: Sarah Freedman
Title: Executive Director

 DOLLAR TREE STORES, INC.
CREDIT AGREEMENT

PNC Bank, National Association,
as a Lender

By: /s/ Matthew Sawyer
Name: Matthew Sawyer
Title: Senior Vice President

 DOLLAR TREE STORES, INC.
CREDIT AGREEMENT

REGIONS BANK,
as a Lender

By: /s/ Paul Stephen Phillippi
Name: Paul Stephen Phillippi
Title: Senior Vice President

 DOLLAR TREE STORES, INC.
CREDIT AGREEMENT

ROYAL BANK OF CANADA,
as a Lender

By: /s/ Gordon MacArthur
Name: Gordon MacArthur
Title: Authorized Signatory

 DOLLAR TREE STORES, INC.
CREDIT AGREEMENT

SunTrust Bank,
as a Lender

By: /s/ Daniel L. Nichols
Name: Daniel L. Nichols
Title: Vice President

 DOLLAR TREE STORES, INC.
CREDIT AGREEMENT

U.S. Bank National Association,
as a Lender

By: /s/ Frances W. Josephic
Name: Frances W. Josephic
Title: Vice President

 DOLLAR TREE STORES, INC.
CREDIT AGREEMENT